Exhibit 10.1

U.S. $20,000,000

FINANCING AGREEMENT,

dated as of December 22, 2009,

between

U.S. BANK NATIONAL ASSOCIATION,

as Bank

and

OVERSTOCK.COM, INC.,

as Borrower

i

(continued)

(continued)

(continued)

FINANCING AGREEMENT

THIS FINANCING AGREEMENT (this “Agreement”), made and entered into as of December 22, 2009 by and between U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”), and OVERSTOCK.COM, INC., a Delaware corporation (“Borrower”), is as follows:

RECITAL:

The Borrower has requested that the Bank make certain loans and other financial accommodations to or for the benefit of the Borrower, as more particularly described herein, and the Bank is willing to do so upon the terms and subject to the conditions herein set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained in this Agreement, and of any loans or other financial accommodations at any time made to or for the benefit of the Borrower by the Bank, the Borrower and the Bank agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Defined Terms.  In addition to the other terms defined in this Agreement, the following capitalized terms used herein shall have the meanings indicated:

“12 Month Period” has the meaning given on Schedule 10.28.

“Acceptable Investments”  means assets deemed acceptable as collateral by the Bank, as determined in its sole discretion, but in no event includes (i) less-than investment grade bonds, or (ii) securities not traded on a national exchange or over-the-counter market, or securities the trading of which has been suspended or otherwise limited.

“Adjusted Net Appraised Liquidation Value of Eligible Inventory” means, as of any date of determination, eighty-five percent (85%) of the appraised liquidation value of Eligible Inventory of the Borrower as of the most recent Inventory Appraisal Date (net of liquidation costs).

The net appraised liquidation value of Eligible Inventory of the Borrower shall be determined by the Bank from time to time in its reasonable discretion based upon the results of the Bank’s periodic field exams and/or appraisals of the Inventory of the Borrower.  Such appraisals shall be based upon the assumption of an orderly liquidation of the Inventory of the Borrower, net of reasonable costs to achieve such a liquidation.

“Advance Rates” means, collectively, the Inventory Advance Rate and the Receivables Advance Rate.

“Advance Request” has the meaning given such term in Section 2.7.

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person.  For purposes of this definition, “control” of a Person means the power, direct or indirect, (i) to vote twenty percent (20%) or more of the Capital Stock having voting power for the election of directors

(or managers in the case of a limited liability company) of the Person or (ii) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise.  Without limiting the generality of the foregoing, each officer and director of the Borrower will be deemed to be an Affiliate of Borrower for purposes of this Agreement.

“Applicable Cash Secured Advance Margin”, “Applicable Regular Advance Margin”, “Applicable LOC Fee” and “Applicable Unused Commitment Fee”  means, as of any date, the applicable per annum rate shown in the applicable column of the chart set forth below:

Applicable Cash Secured Advance Margin	Applicable Regular Advance Margin	Applicable LOC Fee	Applicable Unused Commitment Fee
1.00%	2.50%	1.00%	0.375%

“Attorneys’ Fees” means the reasonable fees, costs and expenses of all attorneys (and all paralegals and other staff employed by such attorneys) retained by Bank from time to time in connection with, arising out of, or in any way relating to this Agreement or any borrowing hereunder.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by the Borrower or any Subsidiary with the Bank or any Affiliate of the Bank concerning any service or facility extended to the Borrower or any Subsidiary by the Bank or any Affiliate of the Bank, including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Rate Hedging Agreements.

“Borrower’s Facilities” means, collectively, any and all facilities located at the addresses set forth on Schedule 5.1 to the Security Agreement which are owned or leased by Borrower.  “Borrower’s Facility” means each of the foregoing facilities.

“Borrower Bankruptcy Event” has the meaning given such term in Section 12.1(g).

“Borrowing Base” means, as of any date of determination, an amount in Dollars equal to:

(i)            the Receivables Advance Rate applied to the then Net Amount of Eligible Receivables of Borrower then outstanding; plus

(ii)           the applicable Inventory Advance Rate applied, with respect to the applicable categories of Eligible Inventory, to the Eligible Inventory of the Borrower; less

(iii)          the Reserve Amount.

“Borrowing Base Certificate” has the meaning given in Section 8.3.

“Borrowing Base Deficiency” means the failure, as of any time, of the Regular Advance Availability to be greater than or equal to zero Dollars.

“Business Day” means any day, other than a Saturday, Sunday, or legal holiday, on which commercial banks in Minneapolis, Minnesota are required by law to be open for business, or a day on which Bank is open for business. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Expenditures” has the meaning given such term in Schedule 10.28.

“Capital Lease Obligations” means, with respect to Borrower, all obligations of Borrower and its Subsidiaries to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of Borrower or its Subsidiaries (all as determined on a consolidated basis in accordance with GAAP consistently applied) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended).

“Cash Collateral Account” means that certain account (Account No. 153195058125) maintained by Borrower with Bank, as the same may be re-named or re-numbered from time to time.

“Cash Secured Advance(s)” has the meaning given in Section 2.3.

“Cash Secured Advance Availability” means, as at any time, an amount equal to (i) the lesser of (a) the then cash balance of the Cash Collateral Account and (b) the Cash Secured Facility Amount, minus (ii) the then Letter of Credit Exposure, minus (iii) the then aggregate outstanding principal amount of all Cash Secured Advances and all due but unpaid interest on the Cash Secured Advances, and all fees, commissions, expenses and other charges posted to Borrower’s loan account with Bank.

“Cash Secured Deficiency” means the failure, as of any time, of the Cash Secured Advance Availability to be greater than or equal to zero Dollars.

“Cash Secured Facility Amount” means $10,000,000, subject to adjustment in accordance with the provisions of Section 2.10.

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or any change in the applicability of such law, rule or regulation, on the interpretation thereof, with respect to the Bank, or (iii) compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(i)            a change in the ownership of Borrower, such that (a) Patrick M. Byrne, individually and through his ownership of High Plains Investments LLC, fails to own legally and beneficially, free and clear of any Liens, at least 10%, on a fully diluted basis, of the issued and outstanding voting and non-voting securities of, and other equity interests in, Borrower, or (b) Patrick M. Byrne fails to have the power to direct or cause the direction of the management and policies of Borrower;

(ii)           the election of a director of Borrower as a result of which at least a majority of Borrower’s Board of Directors does not consist of Continuing Directors; or

(iii)          Patrick M. Byrne or any Approved Successor ceases, for any reason, (a) to serve as chief executive officer of Borrower actively involved in Borrower’s management or (b) to be a Director of Borrower.  For purposes of the foregoing, an “Approved Successor” is the chief executive officer of Borrower elected by the Continuing Directors of Borrower not more than 30 days after Patrick M. Byrne or an Approved Successor ceases to serve as chief executive officer of Borrower and who is reasonably acceptable to Bank.

“Closing Date” means December 22, 2009, or such later date as is mutually agreeable to Borrower and Bank.

“Collateral” means all of the “Collateral” more particularly described in the Security Agreements.

“Continuing Directors” means those directors on the Board of Directors of Borrower as of the Closing Date (“Current Board”) or those directors who are recommended or endorsed for election to the Board of Directors of Borrower by a majority of the Current Board or their successors so recommended or endorsed.

“Controlled Disbursement Account” means account number 130111671884 established at Bank, which will be structured and utilized as a non-interest bearing, controlled disbursement account in accordance with the controlled disbursement account policies and procedures of the Bank from time to time in effect.

“Controlled Group” means all members of a controlled group of corporations and other entities and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

“Convertible Debt” means the Indebtedness under the 3.75% Convertible Senior Notes issued pursuant to the Convertible Debt Documents.

“Convertible Debt Creditor” means a holder of Convertible Debt.  To the extent a term or provision of this Agreement is applicable to a “Convertible Debt Creditor”, it is applicable to each of the Convertible Debt Creditors unless the context expressly indicates otherwise.

“Convertible Debt Default” means the occurrence of any of the following (or any combination of the following): (i) a “Default” or “Event of Default” under and as defined in the Indenture or (ii) the maturity of the Convertible Debt without the Convertible Debt being fully paid, performed and satisfied.

“Convertible Debt Documents” means, collectively, (i) the Indenture dated as of November 23, 2004 naming Wells Fargo Bank, N.A. as Trustee authorizing the issuance of said 3.75%

Convertible Senior Notes, together with all exhibits thereto (as the same may be amended, modified, supplemented, restated, renewed, extended or otherwise changed from time to time, “Indenture”), and (ii) all other agreements, instruments, and documents signed or delivered by or on behalf of Borrower in connection with the Convertible Debt, as any or all of the foregoing documents, instruments, and agreements are now in effect or, subject to Section 10.29, as at any time after the date of this Agreement amended, modified, supplemented, restated, renewed, extended, or otherwise changed and any documents, instruments, or agreements given, subject to Section 10.29, in substitution of any of them.

“Credit Card Receivables” means all amounts owed by any credit card issuer to the Borrower resulting from charges by a customer of the Borrower on credit cards issued by such credit card issuer.

“Default” means (a) any event which, with the giving of notice, lapse of time, or both, would constitute an Event of Default, or (b) any event which requires neither the giving of notice nor lapse of time to constitute an Event of Default.

“Default Rate” has the meaning given such term in Section 3.1(b).

“Deficiency” means, individually or collectively as the context may require, a Borrowing Base Deficiency and a Cash Secured Deficiency.

“DDA” means any checking or other demand deposit account maintained by the Borrower.

“Dollars” and “$” means dollars in lawful currency of the United States of America unless otherwise indicated.

“EBITDAR” has the meaning given such term in Schedule 10.28.

“Eligible Inventory” means Borrower’s Inventory which meets the criteria in clause (i) below of this definition and is not ineligible pursuant to clause (ii) below.  For purposes of determining the Borrowing Base, Eligible Inventory will be accounted for using a standard costing system which approximates the first-in-first-out (“FIFO”) method of accounting and will be valued at the lower of cost or market value.

(i)            Except as otherwise provided in clause (ii) below, Inventory is eligible if it is, and continues to be, finished goods owned and held by Borrower at a Borrower’s Facility for sale in the ordinary course of Borrower’s business as presently conducted by it (“Finished Goods”), which Finished Goods are subject to a valid and prior, fully perfected security interest of Bank, free and clear of all Liens of any Person (except to the extent, if any, of the Permitted Liens).

(ii)           Without limiting Bank’s discretion as to other Inventory, the following Inventory will not, in any event, constitute Eligible Inventory:

(A)          Inventory which is (1) not readily saleable in the ordinary course of Borrower’s business, (2) slow-moving or obsolete as determined by Bank, in its discretion exercised in a commercially reasonable manner, or (3) is not in good condition or is otherwise subject to defects which would affect its market value (including all Inventory for which reserves for obsolescence have been provided for in Borrower’s financial statements or for which obsolescence reserves are anticipated);

(B)           Work in process; supplies and packaging materials; spare parts; display items; or rack samples;

(C)           Inventory that is located outside of the United States;

(D)          Inventory which has been consigned to or by Borrower or has been sold to Borrower in any sale on approval or sale and return transaction;

(E)           Inventory that is located on any premises not owned by Borrower or is in the possession of any Person other than Borrower except (subject to any additional requirements imposed by Bank, in its reasonable discretion, to protect Borrower’s title thereto or Bank’s Lien thereon):  (1) Eligible Inventory in the possession of a warehouseman or other bailee (including an inventory processor) if Bank has received a bailee waiver letter acceptable to Bank from such warehouseman or bailee and such warehousemen or bailee has not issued a negotiable document of title as to any of such Eligible Inventory and (2) Eligible Inventory located on premises leased by Borrower if Bank has received a landlord’s waiver acceptable to Bank with respect to such premises;

(F)           Inventory that is subject to any trademark, trade name, patent or licensing arrangement, any contractual arrangement, or any law, rule or regulation that could, in any instance in Bank’s judgment exercised in a commercially reasonable manner, limit or impair the ability of Bank to promptly exercise any of its rights with respect thereto;

(G)           Inventory (1) with respect to which insurance proceeds, if any, are not payable to Bank as mortgagee or loss payee in accordance with the Loan Documents or (2) which is subject to a negotiable warehouse receipt or other negotiable instrument;

(H)          Inventory that is in transit to or from a Borrower’s Facility;

(I)            Inventory which is custom made for a particular customer of Borrower for which such customer did not issue a purchase order to Borrower;

(J)            Inventory consisting of inbound freight that has been capitalized on the books of the Borrower; or

(K)          Inventory as to which Bank, in its discretion exercised in a commercially reasonable manner, deems to be ineligible because of age, type, category, or quantity or any other credit or collateral considerations which the Asset Based Finance division of Bank makes applicable from time to time.

“Eligible Receivables” means such of the Receivables owing to Borrower that meet the criteria in clause (i) below of this definition and are not ineligible pursuant to clause (ii) below.

(i)            Except as provided in clause (ii) below, Receivables which meet, and continue to meet, all of the following criteria are Eligible Receivables:

(A)          Receivables which (1) consist of ordinary trade accounts receivable owned solely by Borrower, evidenced by Borrower’s standard invoice or order number therefor, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final sale of Finished Goods or the provision of services in each case in the ordinary course of Borrower’s business as presently conducted by it and (2) are due and payable absolutely and unconditionally from an account debtor which is not an Affiliate of Borrower and is not otherwise controlled by Borrower or by an Affiliate of Borrower;

(B)           (1) Credit Card Receivables which are due and payable absolutely and unconditionally within (5) Business Days from the date of sale, (2) Receivables which are due and payable absolutely and unconditionally from Borrower’s business-to-business and liquidation customers within 30 days from the date of the invoice applicable thereto, or (3) Receivables which are due and payable absolutely and unconditionally within such extended terms that Bank, in its discretion exercised in a commercially reasonable manner, approves after prior notice from Borrower;

(C)           Receivables with respect to which (1) the services covered thereby have been rendered and accepted by the account debtor or its designee or (2) the Finished Goods covered thereby have been shipped to the account debtor or its designee; provided that, for the purposes of the foregoing clauses (1) and (2), with respect to Credit Card Receivables, the customer of the Borrower who has charged such services or Finished Goods to such credit card shall be deemed to be a designee of the account debtor; and

(D)          With respect to Credit Card Receivables, not more than fifteen (15) days have elapsed since the date of the original sale; and with respect to all other Receivables, (1) not more than sixty (60) days have elapsed since the initial due date of such Receivables and (2) not more that ninety (90) days have elapsed since the date of sale.

(ii)           Without limiting Bank’s discretion as to other Receivables, the following Receivables will not, in any event, constitute Eligible Receivables:

(A)          Receivables with respect to which the account debtor or any Affiliate of the account debtor has filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or failed, suspended business operations, become insolvent or in respect of which a receiver, custodian, or a trustee was appointed for a significant portion of its assets or affairs, or Receivables with respect to which the account debtor is incompetent or has died;

(B)           Receivables with respect to which (1) the account debtor is not qualified to do business in one or more States of the United States of America or one or more Canadian provinces acceptable to Bank in its discretion exercised in a commercially reasonable manner or (2) the account debtor has its principal place of business or chief executive office outside of the United States of

America or a Canadian province acceptable to Bank in its discretion unless, in either or both of such events (1) or (2), the Receivable is supported by an irrevocable, clean letter of credit or acceptance issued (x) by a financial institution satisfactory to Bank and (y) on terms acceptable to Bank, and, if so requested by Bank, delivered to Bank in pledge for negotiation and presentment;

(C)           Receivables owing from the same account debtor, either alone or together with its Affiliates, if 25% or more of such Receivables are ineligible for any reason;

(D)          [Intentionally omitted];

(E)           Receivables with respect to which the account debtor is a Governmental Authority (“Government Receivables”), unless with respect to such Government Receivables the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 and 41 U.S.C. § 15) or, as applicable, comparable state statute or regulation has been complied with to Bank’s satisfaction;

(F)           Receivables which (1) consist (or to the extent consisting) of deposits, (2) consist (or to the extent consisting) of vendor warranty claims, (3) consist (or to the extent consisting) of finance charges, service charges, or interest on delinquent accounts, (4) are proceeds of consigned Inventory, (5) are employee, officer, director or other Affiliate Receivables, or (6) are debit memoranda;

(G)           Receivables with respect to which the terms or conditions prohibit or restrict assignment or collection rights or which are evidenced by a promissory note, chattel paper or other instrument;

(H)          Receivables (1) which are subject to set-off, credit, contras, allowance or adjustment by the account debtor (except discounts allowed for prompt payment and except for credits, allowances or discounts arising from Borrower’s promotional activities or other marketing activities in the normal course of business as conducted by Borrower on the date hereof) and other credits or allowances which have been deducted in computing the net amount of the applicable Receivable as shown in the original schedule of Borrowing Base Certificate furnished to the Bank identifying or including such Receivable, or (2) with respect to which the account debtor has returned any of the Inventory from the sale from which the Receivables arose, provided that in either or both of such events (1) or (2), the net amount owed by such account debtor to Borrower in respect of such Receivable, as determined by Bank in its discretion exercised in a commercially reasonable manner, will, if otherwise eligible, be an Eligible Receivable;

(I)            Receivables which are generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale, or in connection with work subject to any payment or performance bond, or which are subject to progress billing or retainages;

(J)            Receivables which are not subject to the first priority security interest of Bank or are subject to any Lien of any Person other than the Bank (except to the extent, if any, of the Permitted Liens);

(K)          Receivables with respect to which the account debtor has sold or is selling substantially all of its assets and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor’s trade creditors, as determined by Bank in its discretion exercised in a commercially reasonable manner;

(L)           Receivables with respect to which Bank has received a check for payment of such Receivable which has been returned uncollected, or Receivables with respect to which Bank, in its reasonable discretion, believes that the collection of such Receivable is in doubt or impaired or that such Receivable may not be paid by reason of the account debtor’s financial inability to pay;

(M)         Receivables with respect to which the account debtor is located in any state or provinces requiring the filing by Borrower of an application to qualify to do business or a fictitious name report in order to permit Borrower to seek judicial enforcement in such state or provinces of payment of that Receivable, unless Borrower has qualified to do business in such state or has filed a fictitious name report;

(N)          Receivables with respect to which an invoice or order number for the agreed-on purchase price has been issued more than two (2) Business Days after the services covered thereby were rendered, or the Inventory covered thereby was delivered, to the applicable account debtor or its designee; provided that, for the purposes of the foregoing, with respect to Credit Card Receivables, the customer of the Borrower who has charged such services or Inventory to such credit card shall be deemed to be a designee of the account debtor;

(O)          Receivables with respect to co-op advertising arrangements;

(P)           Receivables which were previously classified as payable debits;

(Q)          Receivables in respect of gift cards sold by Borrower;

(R)           Receivables arising from a pledge with respect to any settlement with a vendor;

(S)           Receivables arising from sublease agreements for Borrower’s warehouse or office space;

(T)           Receivables in respect of credit card rebates;

(U)          Receivables with respect to which the account debtor is a shipping company which holds an account payable due from Borrower;

(V)           Receivables in respect of unearned credit card activity for which Borrower has not yet shipped the merchandise that gave rise to such Receivables;

(W)         Receivables consisting of the payment reserve owed by Paymentech to the Borrower; or

(X)          Receivables which Bank, in its discretion exercised in a commercially reasonable manner, deems to be ineligible based on those credit or collateral considerations which the Asset Based Finance division of Bank makes applicable from time to time.

“Equipment” means equipment as defined in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning given in Section 12.

“Facility Termination Date” has the meaning given in Section 11.4.

“Financial Covenants” has the meaning given in Section 10.28.

“Financials” means those financial statements referred to in Schedule 1.1(A)

“Fiscal Quarter” has the meaning given on Schedule 10.28.

“Fiscal Year” has the meaning given on Schedule 10.28.

“Fixed Charge Coverage Ratio” has the meaning given on Schedule 10.28.

“General Intangibles” means general intangibles as defined in the UCC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency or instrumentality thereof (including any central bank).

“Indebtedness” means all of a Person’s obligations, indebtedness and liabilities to any other Person, including all debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise. Borrower’s Indebtedness includes: (i) the Obligations, (ii) obligations or liabilities of any Person secured by a Lien on property owned by Borrower, even though Borrower has not assumed or become liable for the payment therefor, (iii) obligations or liabilities created or arising under any lease of real or personal property, any conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller, or lender thereunder are limited to repossession of such property, and (iv) the net cost (without duplication) to Borrower under any Rate Hedging Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended or superseded from time to time.  Any reference to a specific provision of the Internal Revenue Code will be construed to include any comparable provision of the Internal Revenue Code as amended or superseded after the date of this Agreement.

“Inventory” means inventory as defined in the UCC.

“Inventory Advance Rate” means a percentage, subject to change by Bank from time to time in accordance with Section 2.10, which is applied to Eligible Inventory for purposes of determining the Borrowing Base.  The Inventory Advance Rate shall equal, as of any date of determination subject to change by the Bank in accordance with Section 2.10, the lesser of:

(i)            fifty percent (50%), or

(ii)           a percentage determined by dividing (A) the Adjusted Net Appraised Liquidation Value of Eligible Inventory as of such date, by (B) Eligible Inventory as of the most recent Inventory Appraisal Date at the lower of market value or cost, determined in accordance with a standard costing system which approximates the first-in-first-out (“FIFO”) method of accounting.

The initial Inventory Advance Rate is 50%.  Bank may establish, in its discretion exercised in a commercially reasonable manner, one or more additional Inventory Advance Rates which may be applied severally against specific categories or types of Eligible Inventory.

“Inventory Appraisal Date” means each date on which the Bank establishes the appraised liquidation value of the Inventory of the Borrower by means of a third party appraiser acceptable to the Bank in its reasonable discretion.

“Investment” means (i) the acquisition, purchase, making or holding of any Capital Stock or other security, (ii) any loan, advance, contribution to capital, or extension of credit (except for trade and customer accounts receivable for Inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), (iii) any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) (iv) any purchase of, or commitment or option to purchase, Capital Stock, other debt, equity securities, or any other interest in another Person, and (v) any purchase of, or commitment or option to purchase, any integral part of any business or the assets comprising such business or part thereof.

“Investment Account” means that certain account (Account No. 19-506151) maintained by Borrower with Bank, as the same may be re-named or re-numbered from time to time.

“Letter of Credit” means a Standby Letter of Credit (as defined in Section 2.5) or a Commercial Letter of Credit (as defined in Section 2.5) issued by Bank pursuant to Section 2.5.

“Letter of Credit Documents” means, with respect to each and every Letter of Credit, (i) a standby letter of credit application and reimbursement agreements on Bank’s then customary form (the “Letter of Credit Application”) and (ii) any other agreements, certificates, documents and information as Bank may reasonably request relating to a Letter of Credit.

“Letter of Credit Exposure” means, as at any time, the sum, without duplication, of (i) the Letter of Credit Face Amount of all outstanding Letters of Credit and (ii) all unreimbursed drawings under any Letters of Credit (whether or not outstanding).

“Letter of Credit Face Amount” of any Letter of Credit means, at any time, the face amount of the Letter of Credit, after giving effect to all drawings paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.

“Letter of Credit Obligations” means, at any time, the sum, without duplication, of (i) the aggregate Letter of Credit Face Amount for all Letters of Credit plus (ii) the aggregate amount of Borrower’s unpaid obligations in respect of all Letters of Credit (whether or not outstanding) under this Agreement and the Letter of Credit Documents, and all other Indebtedness incurred or arising in connection with any Letters of Credit (including, without limitation, any drafts or acceptances thereunder, any and all Bank charges, expenses, fees and commissions, all other amounts charged or chargeable to Borrower or by Bank in connection therewith, and all duties and taxes and costs of insurance which may pertain either directly or indirectly to such Letters of Credit).

“LIBOR Rate” shall have the meaning given such term in Section 3.1(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the UCC to be intended for security, and the authorized filing by or against a Person as debtor of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan” means any Regular Advance, Cash Secured Advance or other advance or extension of credit made by Bank to, or for the benefit of, Borrower pursuant to Article II of this Agreement (including the Letter of Credit Exposure), and the total of all such Loans and other advances and extensions of credit (including the Letter of Credit Exposure) outstanding at any time may be referred to as “Loans”.

“Loan Collateral” means the Collateral and any other security or collateral provided from time to time by, or on behalf of, Borrower or any other Person for the Obligations.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Letter of Credit Documents and all other agreements, instruments and documents relating to the Loans, including mortgages, deeds of trust, security agreements, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, collateral assignments, locked box and cash management agreements, letter agreements, contracts, notices, leases, financing statements and letters of credit and applications therefor and all other writings, all of which must be in form and substance satisfactory to Bank, which have been, are as of the date of this Agreement, or will in the future be signed by, or on behalf of, Borrower and delivered to Bank.

“Locked Box” has the meaning given in Section 7.3.

“Material Adverse Effect” means a material adverse effect, as determined by the Bank in a commercially reasonable manner, on (i) Borrower’s (a) business, property, assets, operations or condition, financial or otherwise or (b) ability to perform any of its payment Obligations under this Agreement or any of the other Loan Documents, (ii) the recoverable value of the Loan Collateral or Bank’s rights or interests therein, (iii) the enforceability of any of the Loan Documents, or (iv) the ability of Bank to exercise any of its rights or remedies under the Loan Documents or by law provided.

“Money Markets” shall mean one or more wholesale funding markets available to and selected by Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

“Net Amount of Eligible Receivables” means, as of any date of determination, the gross amount of Eligible Receivables of the Borrower on such date less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Notes” means the Notes as defined in Section 2.8.

“Obligations” means the Loans, the Letter of Credit Obligations, Rate Hedging Obligations owing to Bank or any Affiliate of Bank, and all other loans, advances, debts, liabilities, obligations, indemnities, covenants and duties owing to Bank or any Affiliate of Bank from Borrower and its Subsidiaries (individually and collectively) of any kind, present or future, whether evidenced by or arising out of this Agreement, any of the Bank Product Agreements or any of the other Loan Documents, and whether for the payment of money, whether arising out of overdrafts on checking, deposit or other accounts or electronic funds transfers (whether through automatic clearing houses or otherwise) or out of Bank’s non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with depository transfer checks or other similar arrangements and whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and including all interest, charges, expenses, fees and any other sums chargeable to Borrower and its Subsidiaries (individually and collectively) in connection with any of the foregoing, and all Attorneys’ Fees.

“Payment Date” shall mean the Facility Termination Date, or any other date on which the credit extended hereunder terminates, and the first day of each month for each Loan.

“Paymentech” means, collectively, Paymentech, LLC, successor in interest to Paymentech, L.P., Chase Paymentech Solutions, LLC and any of their respective subsidiaries, affiliates, successors and/or assigns.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, as to which Borrower or any corporation or other entity, trade or business that is, along with Borrower, a member of a Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during any preceding six year period, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Acquisition” has the meaning given in Section 10.16.

“Permitted Investment” has the meaning given in Section 10.17.

“Permitted Liens” means the Liens and interests in favor of Bank granted or provided under the Loan Documents and, to the extent not impairing the operations of Borrower or any performance under, or contemplated by, the Loan Documents:

(i)            Liens arising by operation of law for taxes not yet due and payable;

(ii)           Liens of mechanics, materialmen, shippers and warehousemen for services or materials for which payment is not yet due;

(iii)          Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv)          Liens, if any, specifically permitted by Bank from time to time in writing;

(v)           Liens on Equipment securing Indebtedness under capitalized leases or purchase money Indebtedness if the total amount of obligations secured by the purchase money security interests or the subject of capitalized leases during any period does not, together with any other capital expenditures made by Borrower for the applicable period, exceed the maximum amount permitted during such period for capital expenditures pursuant to Section 1 of Schedule 10.28, provided that (A) such purchase money Indebtedness or capitalized lease Indebtedness will not be secured by any of the Loan Collateral other than the property so acquired and any identifiable proceeds, (B) any Liens relating to such purchase money Indebtedness or capitalized lease Indebtedness will not extend to or cover any property of Borrower other than the property so acquired and any identifiable proceeds, and (C) the principal amount of such capitalized lease or purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired;

(vi)          Liens for taxes, assessments and other similar charges to the extent payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.9;

(vii)         those Liens described on Schedule 1.1(B); provided that those Liens secure only the Indebtedness which the Liens secure on the Closing Date; and

(viii)        Liens arising from the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like Persons (“Third Party Claims”) if each of the following conditions is met: (a) the validity or amount of the Third Party Claim is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted, (b) if the amount of the Third Party Claim exceeds $100,000, Borrower has given prior notice to Bank of the Third Party Claim, (c) Borrower has established appropriate reserves (in Bank’s reasonable discretion exercised in a commercially reasonable manner) for the Third Party Claim, (d) levy and execution on the Third Party Claim have been and continue to be stayed, (e) the Third Party Claim does not prevent Bank from having a perfected first priority security interest in, or a first priority mortgage lien on, the Loan Collateral or with respect to future advances made under this Agreement, (f) Borrower’s title to, and its right to use, any of the Loan Collateral are not, in Bank’s judgment exercised in a commercially reasonable manner, materially affected thereby, and (g) the amount of all Third Party Claims do not exceed, as of any date, $250,000 in the aggregate; and, provided, further, that Borrower must promptly pay each such Third Party Claim to the extent the dispute is finally settled in favor of the claimant thereof.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

“Prime Rate” means the prime rate announced by Bank from time to time.  The Prime Rate hereunder will be adjusted each time that such announced prime rate changes.  The prime rate announced by Bank is determined solely by Bank pursuant to market factors and its own operating needs and is not necessarily Bank’s best or most favorable rate for commercial or other loans.

“Prohibited Transactions” has the meaning given in Section 406 of ERISA.

“Rate Hedging Obligations” of a Person means any and all Indebtedness of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements (“Rate Hedging Agreements”) designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Receivables” means accounts as defined in the UCC.

“Receivables Advance Rate” means a percentage, subject to change by Bank from time to time in accordance with Section 2.10, which is applied to Eligible Receivables for purposes of determining the Borrowing Base.  The initial Receivables Advance Rate shall equal 85%.

“Regular Advance Availability” means

(i) so long as no Triggering Event has occurred and is continuing, an amount, in Dollars, equal to:

(a) the Regular Advance Facility Amount, less

(b) the then aggregate outstanding principal amount of all Regular Advances and all due but unpaid interest on the Regular Advances, and all fees, commissions, expenses and other charges posted to Borrower’s loan account with Bank.

and

(ii) so long as a Triggering Event has occurred and is continuing, an amount, in Dollars equal to:

(a) an amount equal to the lesser of: (A) the then Borrowing Base or (B) the Regular Advance Facility Amount; less

(b) the then aggregate outstanding principal amount of all Regular Advances and all due but unpaid interest on the Regular Advances, and all fees, commissions, expenses and other charges posted to Borrower’s loan account with Bank.

“Regular Advance(s)” has the meaning given in Section 2.2.

“Regular Advance Facility Amount” means $10,000,000, subject to adjustment in accordance with the provisions of Section 2.10.

“Remittance” has the meaning given in Section 7.3.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation under such regulations).

“Reserve Amount” means, as at any time, the amounts that Bank, in its discretion exercised in a commercially reasonable manner (including in the manner described in this definition) may from time to time establish in determining the Borrowing Base based on such credit and collateral considerations as the Asset Based Finance division of Bank deems, in a commercially reasonable manner, appropriate from time to time, based on market conditions, or to reflect contingencies or risks which may affect any or all of the Loan Collateral, the business, operations, financial condition or business prospects of Borrower, or the security of the Loans.  For purposes of this definition and determining the Borrowing Base and without limiting Bank’s other discretion as described above, Bank will be deemed to have acted in a commercially reasonable manner if reserves are established in respect of any one or more of the following:

(i)            the occurrence of a Default or Event of Default;

(ii)           the payment of Obligations then due and payable and unpaid;

(iii)          for price adjustments, damages, unearned discounts, returned Inventory, credit memoranda (issued or unissued), credits, contras and other similar offsets to Borrower’s accounts receivable except to the extent that any of the foregoing in this item (iii) has been dealt with by Bank by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

(iv)          for any claims, interests, or rights (including Liens) of any Person (“Priming Interests”) which (a) as of the date Bank learns or is notified of the existence of the applicable Priming Interest, has priority over the Liens of Bank on any or all of the Loan Collateral or (b) will have priority over the Liens of Bank on any or all of the Loan Collateral after any required notice or filing, the passage of time, the satisfaction of any other condition, or otherwise;

(v)           for aged credits maintained by Borrower in respect of its accounts receivable except to the extent that any of the foregoing in this item (v) has been dealt with by Bank by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

(vi)          for any amounts expended by Bank to protect or preserve any Loan Collateral or Bank’s rights under the Loan Documents which have not been reimbursed by Borrower; or

(vii)         100% of the aggregate mark-to-market exposure, as determined by Bank, of all Rate Hedging Obligations then owing by Borrower to Bank or its Affiliate under a Rate Hedging Agreement.

“Responsible Officer” means (a) an executive officer of the Borrower or any other Person employed by the Borrower who has significant management responsibilities, or (b) the chief financial officer, treasurer or controller of the Borrower, in each case as duly authorized by the Board of Directors of the Borrower.

“Security Agreement” has the meaning given in Article V.

“Special Account” has the meaning given in Section 7.4.

“Solvent” means, with respect to any Person, that such Person (a) is able to pay its debts as they mature and (b) does not have an unreasonably small capital base with which to engage in its anticipated business.  In determining the foregoing clauses (a) and (b), projections must (i) be based on underlying assumptions that provide a reasonable basis for such projections and that reflect such Person’s judgment based on present circumstances as to the likely course of action for the period projected and (ii) demonstrate that such Person will have sufficient cash flow to enable it to pay its debts as they mature.

“Stated Termination Date” means October 2, 2011.

“Subsidiary” means, with respect to a particular Person, any other Person as to which such first Person owns, directly or indirectly, at least 50% of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons or an equivalent controlling interest in Bank’s judgment.

“Total Facility Amount” means an amount equal to the sum of (a) the Regular Advance Facility Amount and (b) the Cash Secured Facility Amount.

“Triggering Event” means either (i) the occurrence and continuance of any Event of Default or (ii) the failure of Borrower (regardless of whether Bank has debited or otherwise consented to withdrawals from the Investment Account) to maintain the balance of (a) the Cash Collateral Account and (b) Acceptable Investments in the Investment Account in an aggregate amount greater than or equal to the Total Facility Amount.  For purposes of this Agreement, the occurrence of a Triggering Event shall be deemed continuing at Bank’s option (1) so long as such Event of Default has not been waived, and/or (2) if the Triggering Event arises as a result of Borrower’s failure to maintain the aggregate balance of the Cash Collateral Account and Acceptable Investments in the Investment Account as required hereunder, until (A) with respect to the first Triggering Event to occur hereunder, such aggregate balance has exceeded the Total Facility Amount for seven (7) consecutive days or (B) with respect each subsequent Triggering Event, such aggregate balance has exceeded the Total Facility Amount for sixty (60) consecutive days, in which case under the foregoing (A) and (B) a Triggering Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Triggering Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or such aggregate balance exceeds the Total Facility Amount for sixty (60) consecutive days) at all times after a Triggering Event has occurred and been discontinued on three (3) occasions after the Closing Date.

“UCC” shall mean the Uniform Commercial Code in effect on the date hereof in the State of Minnesota; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection on the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Minnesota, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions hereof relating to such perfection or effect of perfection or non-perfection.

Section 1.2             Environmental Definitions.

“Environmental Activity” means, as of any date of determination, any actual, proposed or threatened storage, holding, existence, Release, emission, discharge, generation, manufacturing, producing, refining, creating, processing, abatement, removal, disposition, handling, transportation or disposal of any Hazardous Substance from, under, into or on any of Borrower’s property or otherwise relating to any of Borrower’s property or any Use of any of Borrower’s property which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements or which may or does create a hazard to human or animal health or the environment.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation, or any common law (including common law that may impose strict liability), which may relate to or deal with human health, the environment, natural resources, or Hazardous Substances, all as may be from time to time amended or modified.

“Environmental Liability” means any Indebtedness, or duty of, any claim or demand against, any requirement imposed on, or any amount owed by or payable from, Borrower, which is based on, results from, is in connection with, arises out of, or otherwise is related to any Environmental Activity, whether the foregoing described liability now exists or arises in the future, is contingent or absolute, primary or secondary, liquidated or unliquidated, due or to become due, and however created, incurred, acquired, owing or arising.

“Environmental Requirements” means all present and future laws, including Environmental Laws, authorizations, approvals, judgments, injunctions, decrees, concessions, grants, orders, franchises, agreements and other restrictions and requirements (whether or not arising under statutes or regulations) relating to any Hazardous Substances or Environmental Activity.

“Hazardous Substances” means, at any time, (i) any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any Environmental Law at such time; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, mold, materials or substances which may be hazardous to human health or animal health or the environment or which are listed or identified in, or regulated by, any Environmental Law; and (iv) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

“Release” includes, but is not limited to, spilling, leaking, pumping, paving, emitting, emptying, discharging, injecting, escaping, contaminating, leaching, disposing, releasing or dumping into the environment.

“Use” includes, but is not limited to, use, ownership, development, construction, maintenance, management, operation or occupancy.

Section 1.3             Other Definitional Provisions; Construction.  Unless otherwise specified,

(i)            All terms defined in this Agreement, whether or not defined in this Article I, have the defined meanings provided in this Agreement when used in this Agreement, in any other of the Loan Documents, or any other certificate, instrument or other document made or delivered pursuant to this Agreement or any other Loan Document, unless otherwise defined therein.

(ii)           As used in this Agreement, in any other of the Loan Documents, or in any other certificate, instrument or document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower not defined in this Agreement have the respective meanings given to them in accordance with generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement or information is required or furnished under this Agreement (“GAAP”).

(iii)          The definition of any agreement, document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, modifications, restatements and amendments thereof but only to the extent such renewals, extensions, supplements, modifications, restatements or amendments thereof are not prohibited by the terms of any Loan Document.  All references to statutes include (a) all regulations promulgated thereunder, (b) any amendments of such statutes or regulations promulgated thereunder, and (c) any successor statutes and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as amended or superseded after the date of this Agreement.

(iv)          “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely; and any action required to be taken by a Person is to be taken promptly, unless the context clearly indicates the contrary.

(v)           All of the uncapitalized terms contained in the Loan Documents which are now or hereafter defined under the UCC will, unless defined in the Loan Documents or the context indicates otherwise, have the meanings now or hereafter provided for in the UCC.

(vi)          The term “good faith” means honesty in fact in the conduct or transaction concerned.

(vii)         All Exhibits and Schedules attached to this Agreement are incorporated into, made and form an integral part of, this Agreement for all purposes.

(viii)        The existence of references to Borrower’s Subsidiaries throughout this Agreement is for a matter of convenience only.  Any references to Subsidiaries of Borrower set forth herein shall not in any way be construed as consent by Bank to the establishment, maintenance or acquisition of any Subsidiary.

(ix)           Whenever the sense of this Agreement or any of the other Loan Documents so require, the masculine or feminine gender will be substituted for, or be deemed to include, the neuter, the feminine gender will be substituted for the masculine, or the masculine will be deemed to include the feminine, and the neuter gender will be substituted for, or be deemed to include, the masculine or, as applicable, feminine gender.

ARTICLE II

LOANS AND OTHER FINANCIAL ACCOMMODATIONS

Section 2.1             Total Facility.  Subject to the terms and conditions of this Agreement, Bank will make an amount up to the Total Facility Amount in credit available to, or for the benefit of, Borrower in the form of Regular Advances, Cash Secured Advances and Letters of Credit, each as more particularly described below.  The total amount of the credit made available under this Agreement is subject to adjustment upon the terms and subject to the conditions set forth in Section 2.10 below.

Section 2.2             Regular Advances.  Until the termination of this Agreement pursuant to Article XI and subject to the other terms and conditions of this Agreement, Bank will make loans (each a “Regular Advance”, collectively, the “Regular Advances”) to Borrower, which Regular Advances Borrower may reborrow on or at any time after the repayment thereof, in an aggregate amount which may not as of any time exceed an amount equal to the Regular Advance Availability then in effect.  In no event shall the Bank have any obligation to make any Regular Advance if a Borrowing Base Deficiency would be created thereby.

Section 2.3             Cash Secured Advances.  Until the termination of this Agreement pursuant to Article XI and subject to the other terms and conditions of this Agreement, Bank will make loans (each a “Cash Secured Advance”, collectively, the “Cash Secured Advances”) to Borrower, which Cash Secured Advances Borrower may reborrow on or at any time after the repayment thereof, in an aggregate amount which may not as of any time exceed an amount equal to the Cash Secured Advance Availability then in effect.  In no event shall the Bank have any obligation to make any Cash Secured Advance if a Cash Secured Deficiency would be created thereby.

Section 2.4             [Intentionally omitted.]

Section 2.5             Letters of Credit.

(a)           Letter of Credit Subfacility.  Until the termination of this Agreement pursuant to Article XI and subject to the other terms and conditions of this Agreement, Borrower may request Bank to issue one or more of its standard standby letters of credit (“Standby Letter of Credit”) or its standard commercial letters of credit (“Commercial Letter of Credit”) in favor of such beneficiary(ies) as are designated by Borrower by delivering to Bank: (i) a Letter of Credit Application completed to the satisfaction of Bank, together with the proposed form of the Letter of Credit (which, in all respects, will comply with the applicable requirements of Section 2.5 (b)), (ii) evidence of sufficient Cash Secured Advance Availability after giving effect to the proposed Letter of Credit, and (iii) such other Letter of Credit Documents that Bank then customarily requires.  Bank, in addition to the other terms of this Agreement, will have no obligation to issue the proposed Letter of Credit if, after giving effect to such proposed Letter of Credit, the Cash Secured Advance Availability will be less than zero Dollars.  The making of each Letter of Credit request by Borrower will be deemed to be a representation by Borrower that the Letter of Credit may be issued in accordance with, and will not violate the terms of, this Section 2.5(a).

(b)           Terms of Letter of Credit.  Each Letter of Credit issued under this Agreement will, among other things, (i) be in such form requested by Borrower as is acceptable to Bank in its discretion exercised in a commercially reasonable manner, (ii) be denominated in Dollars, and (iii) be issued to support Borrower’s obligations that finance its business needs incurred in the ordinary course of Borrower’s business as presently conducted by it (and, in the case of Commercial Letters of Credit, solely the purchase of Eligible Inventory).  In no event will any

Standby Letter of Credit have a term of more than one year, or any Commercial Letter of Credit have a term of more than 180 days; furthermore, and, in addition to the foregoing term limitation, Bank will have no obligation to issue any Letter of Credit with an expiry date later than the earlier of (A) the Stated Termination Date or (B) such earlier termination date of this Agreement which has resulted from the delivery to Bank by Borrower of a Termination Notice as provided in Section 11.3.

(c)           Advice of Issuance or Non-Issuance.  Upon receipt of a request from Borrower to open any Letter of Credit and of all attendant Letter of Credit Documents satisfactorily completed, Bank, within three (3) Business Days, may either (i) issue the requested Letter of Credit to the beneficiary thereof and transmit a copy to Borrower, or (ii) elect, in its discretion exercised in a commercially reasonable manner, not to issue the proposed Letter of Credit.  If Bank elects not to issue such Letter of Credit, Bank will communicate in writing to Borrower the reason(s) why Bank has declined such request.

(d)           Payment of Drafts.  All obligations of Borrower under each Letter of Credit and all Letter of Credit Documents are payable on Bank’s demand or payable as otherwise set forth in the applicable Letter of Credit Documents.  Borrower hereby irrevocably instructs Bank, on the same Business Day that Bank is obligated to fund a drawing or make any expenditure or any other payment under a Letter of Credit or incurs any cost or expense under any Letter of Credit, to reimburse Bank for any drawing, expenditure or other payment made, or cost or expense incurred, by Bank in respect of any Letter of Credit by (i) debiting the Cash Collateral Account and/or (ii) debiting Borrower’s loan account with Bank as a Regular Advance pursuant to Section 2.2.  To the extent that Bank applies amounts on deposit in the Cash Collateral Account as provided in this Section 2.5(d), and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, then the amount so rescinded or returned shall automatically be converted into a Regular Advance made on the date of such drawing for all purposes of this Agreement.  If a Regular Advance to reimburse Bank for any drawing, expenditure or other payment made, or cost or expense incurred, by Bank in respect of any Letter of Credit results (or to the extent that it results) in any Deficiency, then Borrower will immediately eliminate any Deficiency in accordance with the terms of Section 2.6.

(e)           Letter of Credit Obligations.  All Letter of Credit Obligations will constitute part of the Obligations and be secured by the Loan Collateral.

Section 2.6             No Deficiency.  Notwithstanding anything in this Agreement to the contrary, Bank shall not be obligated to make any Regular Advance, Cash Secured Advance, any advance of credit or issue any Letter of Credit if, after giving effect to such Regular Advance, Cash Secured Advance, other advance or Letter of Credit, a Deficiency would occur.  If, as of any time, a Deficiency occurs, Borrower shall immediately, without demand or notice, reduce the then outstanding balance of the Loans so that such Deficiency shall no longer exist; provided, however, if such Deficiency was caused solely by the good faith exercise of Bank’s discretion under Section 2.10(a), Borrower shall, within five (5) Business Days after the occurrence of such Deficiency, reduce the then outstanding balance of the Loans so that such Deficiency shall no longer exist.

Section 2.7             Disbursement of Advances.  To obtain a Regular Advance or Cash Secured Advance prior to the termination of this Agreement pursuant to Article XI and subject to the other terms of this Agreement, Borrower must deliver to the Asset Based Finance division of Bank a duly completed advance request in the form of Exhibit B attached (“Advance Request”).  Each Advance Request: (a) must specify the borrowing date (which shall be a Business Day), (b) must specify the total amount of the requested advance, (c) must specify whether the advance is a Regular Advance or Cash Secured Advance, (d) is irrevocable by Borrower, and (e) must be signed by a duly authorized Responsible Officer of Borrower; provided, however, that the Bank may rely on the authority of any officer or employee of Borrower whom Bank in good faith believes to be authorized to request advances. Any failure on behalf of Borrower to comply with the provisions of this Section 2.7 shall not in any manner affect the obligation of Borrower to repay such Regular Advance or Cash Secured Advance in accordance with the terms of this Agreement.  Borrower must deliver an Advance Request to Bank not later than 12:00 noon, Minneapolis time, on the date of the requested Regular Advance or Cash Secured Advance.  Borrower irrevocably authorizes Bank to make all disbursements of Regular Advances and Cash Secured Advances after the Closing Date into a non-interest bearing, DDA operating account maintained by Borrower at Bank (account number 153195058034) (the “Operating Account”) that will be structured and utilized for that purpose in accordance with Bank’s policies and procedures from time to time in effect.  Unless other arrangements are made with, and expressly agreed to by, Bank (e.g., disbursements of advances by wire transfer), all advances of Regular Advances and Cash Secured Advances, if made by Bank, will be credited to the Operating Account at the end of the applicable Business Day on which the advance is made.  With respect to advances requested by Borrower to cover Presentments in the Controlled Disbursement Account, Borrower hereby irrevocably authorizes Bank, without any further written or oral request of Borrower, to transfer funds automatically from the Operating Account to the Controlled Disbursement Account in amounts necessary for the payment of checks and other items drawn on the Controlled Disbursement Account as such checks and other items (“Presentments”) are presented to Bank for payment.  If any Presentments in the Controlled Disbursement Account are paid by Bank in excess of funds available in the Operating Account for any reason, including the failure of Borrower to determine the correct amount of Presentments in its Advance Request, the amounts so paid by Bank will be deemed to be a Regular Advance for all purposes of this Agreement and are hereby ratified and approved by Borrower; provided, however, that under no circumstances will Bank have any obligation to pay any Presentments in the Controlled Disbursement Account in excess of funds available in the Operating Account.  Notwithstanding anything to the contrary in this Section 2.7, Bank may, at any time hereafter on oral or written notice to Borrower, elect to discontinue the automatic sweeping of funds from the Operating Account to the Controlled Disbursement Account, but Bank instead may disburse proceeds of Regular Advances and Cash Secured Advances made by Bank by crediting only the Operating Account.  Each request submitted by Borrower for a new advance of a Regular Advances or Cash Secured Advances via wire transfer of funds must be initiated with Bank’s wire transfer department (or by telephone or on-line functions made available by Bank’s wire transfer department from time to time) via a duly completed and signed outgoing wire transfer form (or any replacement form promulgated by Bank).

Section 2.8             Notes; Records of Advances of Credit.  Borrower’s obligation to pay the principal of, and interest on, the Loans (exclusive of the Letter of Credit Exposure) made by Bank shall be evidenced by two promissory notes duly executed and delivered by Borrower substantially in the form of Exhibit A with blanks appropriately completed in conformity herewith (as the same may be amended, restated, renewed, extended, supplemented or otherwise modified from time to time, each a “Note” and collectively, the “Notes”).  The Notes shall (a) be executed by Borrower, (b) be payable to the order of Bank and be dated the Closing Date, (c) be in a stated principal amount equal to the Regular Advance Facility Amount and Cash Secured Facility Amount, as applicable, (d) mature on the date referenced in Section 11.1, (e) bear interest as provided in Section 3.1 in respect of the Loans evidenced thereby, (f) be subject to voluntary prepayment and mandatory repayment as provided herein, and (g) be entitled to the benefits, and be subject to the terms, of this Agreement and the other Loan Documents.  Bank is hereby authorized to record the date and amount of each advance of the Loans, and the date and amount of each payment or prepayment thereof, by any or all of the following: (1) on a schedule constituting a part of the applicable Note which schedule may be attached thereto and made a part thereof, (2) by entries made into Bank’s electronic systems, or (3) on internal memoranda maintained by Bank, and any such recordation will be rebuttably presumptive evidence of the accuracy of the information so recorded absent manifest error; however, the failure of Bank to make any such recordation will not affect the unconditional obligations of Borrower to repay the outstanding principal, interest, or other Obligations due under this Agreement, under the Notes, or the other Loan Documents in accordance with the terms of this Agreement and the other Loan Documents.

Section 2.9             No Limitation on Liens.  The limits on outstanding advances against the Borrowing Base are not intended and shall not be deemed to limit in any way Bank’s security interest in, or other Liens on, the Receivables, Inventory, Equipment, General Intangibles, or any other Loan Collateral.

Section 2.10           Advance Rates and Sublimits.

(a)           Changes.  Borrower acknowledges that Bank, from time to time, may do any one or more of the following in its discretion exercised in a commercially reasonable manner: (i) decrease the dollar limits on outstanding advances against the Borrowing Base or applicable to any one or more of the Inventory or Receivables advance sublimits or (ii) decrease the Advance Rates if, in either case, one or more of the following events occur or conditions exist: (a) a Default or Event of Default has occurred; (b) with regard to the Receivables Advance Rate, (1) the dilution percentage with respect to Borrower’s Eligible Receivables (i.e., reductions in the amount of accounts receivable because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) increases by an amount which Bank, has determined in a commercially reasonable manner, is materially above that which existed as of the Closing Date, (2) the percentage of accounts receivable which are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of accounts receivable which are within 90 days from the date of the original invoices applicable thereto as of the Closing Date, by an amount which Bank, in a commercially reasonable manner, determines is material, or (3) any material change occurs, determined by Bank in a commercially reasonable manner, from the Closing Date in respect of the credit rating or credit quality of Borrower’s account debtors; or (c) with respect to the Inventory Advance Rate, there occurs a material change, as determined by Bank in its commercially reasonable discretion (whether in connection with an updated Inventory appraisal or otherwise), in the age, type, quantity, or quality of Borrower’s Eligible Inventory as the same is constituted on the Closing Date.

(b)           Notice.  If, at any time, Bank decreases any of the dollar limits on outstanding advances against the Borrowing Base or applicable to any one or more Inventory or Receivables advance sublimits or decreases the Advance Rates from that which, in any case, is expressly stated in the respective definitions of Receivables Advance Rate and Inventory Advance Rate (i.e., exclusive of those changes which result from the effect of applying applicable eligibility criteria and reserves) (“Stated Advance Rate Change”), Bank will give Borrower 30 days advance written notice of such Stated Advance Rate Change, unless a Default or Event of Default then exists, in which case Bank will give Borrower contemporaneous oral or written notice of such Stated Advance Rate Change.

Section 2.11           General Conditions.  In addition to any other provisions contained in this Agreement, the making of any advances or extensions of credit under this Agreement after the acceptance of this Agreement by Bank will be subject to the satisfaction of Bank of each of the following conditions throughout the term of this Agreement:

(i)            No Default or Event of Default has occurred and is continuing;

(ii)           No law or regulation prohibits, and no order, judgment or decree of any arbitrator or Governmental Authority enjoins or restrains Bank, from making the requested advance; and

(iii)          Borrower’s representations and warranties contained in this Agreement are true and correct in all material respects as of the date of the making of such advance or extension of credit.

Section 2.12           One General Obligation; Cross-Collateralized.  All advances of credit by Bank to, or for the benefit of, Borrower under this Agreement and under any other Loan Document constitute one loan, and all of the Obligations constitute one obligation.  The Loans and all other advances or extensions of credit to, or for the benefit of, Borrower under this Agreement or the other Loan Documents are made on the security of all of the Loan Collateral.

ARTICLE III

INTEREST CHARGES; FEES

Section 3.1             Interest.  Borrower will pay Bank interest on the Obligations as follows:

(a)           Interest on Advances.

(i)            Interest on Regular Advances.  Except as set forth in Section 3.1(b) below, interest on each Regular Advance hereunder shall accrue at an annual rate equal to the Applicable Regular Advance Margin plus the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent (the “LIBOR Rate”).  The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.  Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  Notwithstanding the LIBOR Rate specified above, when calculating interest on Regular Advances, the LIBOR Rate prior to the Facility Termination Date or the occurrence of an Event of Default will not be less than 0.50%.

(ii)           Interest on Cash Secured Advances.  Except as set forth in Section 3.1(b) below, interest on each Cash Secured Advance hereunder shall accrue at an annual rate equal to the Applicable Cash Secured Advance Margin plus the LIBOR Rate.  Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  Notwithstanding the interest rate specified above, when calculating interest on Cash Secured Advances, the applicable interest rate on each Cash Secured Advance prior to the Facility Termination Date or the occurrence of an Event of Default will not exceed the Prime Rate minus 1.00%.  Notwithstanding the foregoing, in no event will the applicable interest rate on any Cash Secured Advance be less than 1.00%.

(b)           Default Rate.  At any time during which an Event of Default has occurred and is continuing, all Loans, all past due interest and all fees shall bear interest at a per annum rate equal to the rate otherwise applicable under Section 3.1(a), plus 2.00% (the “Default Rate”).

(c)           General Provisions.  Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of 360 days on the actual daily balance of such Loan.  Interest on the unpaid principal of any Loan shall accrue from the date such Loan is made to the date such Loan is paid in full.

(d)           Interest Payment Dates.  Interest on all Loans shall be paid on the Payment Dates for the applicable Loans; provided, however, that any interest accrued or accruing at the Default Rate, or accrued or accruing on or after the Facility Termination Date, shall be payable on the earlier of the applicable Payment Date or demand by Bank.

(e)           [Intentionally omitted.]

(f)            Interest Rate Adjustments.  Any adjustment in the rate of interest resulting from a change in the Prime Rate will become effective on the date of such change in the Prime Rate made by Bank.  Any adjustment in the rate of interest resulting from a change in the LIBOR Rate will become effective on the first Business Day of each month.  Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(g)           [Intentionally omitted.]

Section 3.2             Increased Costs.  If (i) there occurs any change in law or any rules, regulations, guidelines or orders (or any interpretation or application thereof) of a Governmental Authority or any new laws, regulations or guidelines are promulgated, enacted, issued, or made or any request, requirement or directive (whether having the force of law) from any central bank or other Governmental Authority is imposed or made effective (including a requirement which affects the manner in which Bank allocates capital resources to any of its credit facilities, including its credit facility hereunder) and (ii) as a result of such change, enactment, or issuance Bank, in its discretion exercised in a commercially reasonable manner, determines that (a) the rate of return on Bank’s capital as a consequence of the Loans is reduced to a level below that which Bank could have achieved but for such circumstances (taking into consideration Bank’s policies with respect to capital adequacy and capital maintenance) by an amount deemed by Bank to be material or (b) Bank is subjected to any tax of any kind whatsoever with respect to this Agreement or any loan or other credit advanced under this Agreement or the basis of taxation of payments to Bank of principal, fees, interest or other amounts payable under this Agreement is changed (except a tax on the overall net income or capital of Bank, including “doing business”, franchise and other similar taxes), then, and in each such case, Bank may charge Borrower an additional fee which will compensate Bank for such reduction in the rate of return caused by such requirements or for such tax (“Additional Fee”) so long as additional fees (with respect to capital adequacy, capital maintenance and such taxes) are being charged by Bank to its other similarly situated borrowers to the extent Bank is legally empowered to do so.  In the event any Additional Fee is charged to Borrower by Bank under this Section 3.2, Borrower may prepay the Loans in full without payment of the termination fee under Section 11.3 so long as such prepayment in full is tendered to Bank within 90 days following the date Bank either first imposed the Additional Fee or subsequently increased such Additional Fee for a reason other than a change in the balance of the Loans or the interest rates under Section 3.1; however, should Borrower elect to terminate this Agreement pursuant to this Section 3.2, Borrower will be liable for the aggregate Additional Fee which has accrued through the date of termination.  A certificate as to such Additional Fee incurred by Bank, submitted by Bank to Borrower, shall be conclusive, absent manifest error, as to the amount thereof.

Section 3.3             Closing Fee.  Borrower will pay to Bank a non-refundable, fully-earned closing fee in the total amount of $37,500 on the Closing Date.

Section 3.4             Unused Commitment Fee.  Commencing on the first day of the first calendar month immediately following the Closing Date and continuing on the first Business Day of each and every calendar month thereafter until the Obligations are fully paid and satisfied (and, as applicable, on the date this Agreement is terminated as provided in Article XI),  Borrower will pay to Bank a fee (“Unused Commitment Fee”) in an amount equal to the result obtained by multiplying (i) the difference between (a) the Regular Advance Facility Amount and (b) the average daily Regular Advances advanced to Borrower during the preceding calendar month (or portion thereof during which any portion of the Regular Advances was outstanding or during which this Agreement was in full force and effect) for which the Unused Commitment Fee is being determined by (ii) the result obtained (expressed as a percentage) by multiplying the Applicable Unused Commitment Fee by a fraction, the numerator of which is the sum of days in such calendar month during which this Agreement was in full force and effect (or during which any portion of the Regular Advances was outstanding) and the denominator of which is 360.

Section 3.5             Letter of Credit Fees.  Borrower will pay to Bank, with respect to each Letter of Credit, a fee (“LOC Fee”) equal to the Applicable LOC Fee on the amount available to be drawn under each Letter of Credit from, and including, the issuance date of the Letter of Credit to and including the expiry date thereof (or, if earlier, the date on which the Letter of Credit is returned to Bank and is canceled).  In addition, Borrower will pay to Bank, on its demand for payment, Bank’s then current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees, charges and out of pocket expenses with respect to each Letter of Credit.  The LOC Fee is fully earned by Bank when paid and will be due and payable in advance on the issuance of each Letter of Credit.  The LOC Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year.  Notwithstanding anything to the contrary in this Section 3.5 or any Letter of Credit Document, if any Letter of Credit is cancelled for any reason before the stated expiry date thereof, any LOC Fee paid in advance will not be refunded and will be retained by Bank solely for its account.

Section 3.6             Payments; Charging Loan Account.  Borrower promises to pay and to perform, observe and comply with when due all of the Obligations.  All payments to be made by Borrower on account of the Obligations will be made by Borrower without setoff, deduction, offset, recoupment or counterclaim in immediately available funds. Borrower hereby authorizes Bank, at Bank’s option, to charge any account of Borrower at Bank or charge or increase the Loans for the payment or repayment of any interest or principal of the Loans, any fees, charges or other amounts due to Bank under the Loan Documents, or any of the other Obligations.

Section 3.7             Maximum Rate.  If, at any time, the rate of interest contracted for, and computed in the manner provided, in this Article III (“Applicable Rate”), together with all fees and charges as provided for herein or in any other Loan Document (collectively, the “Charges”), which are treated as interest under applicable law, exceeds the maximum lawful rate (the “Maximum Rate”) allowed under applicable law, it is agreed that such contracting for, charging or receiving of such excess amount was an accidental and bona fide error and the provisions of this Section 3.7 will govern and control.  The rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Rate; provided, however, that any subsequent reduction in the Prime Rate or the LIBOR Rate shall not reduce the Applicable Rate below the Maximum Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect.  If any payment hereunder, for any reason, results in Borrower having paid interest in excess of that permitted by applicable law, then all excess amounts theretofore collected by Bank shall be credited on the principal balance of the Obligations (or, if all sums owing hereunder have been paid in full, refunded to Borrower), and the amounts thereafter collectible hereunder shall immediately be deemed reduced, without the necessity of the execution of any new document, so as to comply with applicable law and permit the recovery of the fullest amount otherwise called for hereunder.

ARTICLE IV

MONTHLY LOAN ACTIVITY ACCOUNTINGS

Bank will provide Borrower monthly with a statement of advances, charges and payments made pursuant to this Agreement, and such account rendered by Bank shall be conclusive evidence of the amount of the Obligations owing and unpaid by Borrower and shall be deemed to be an account stated and binding as against Borrower unless a written statement of Borrower’s or Bank’s exceptions is received by the other within 30 days after the statement is mailed to Borrower; however, Bank will have no obligation to correct any error or errors specified by Borrower unless Bank, in its discretion exercised in a commercially reasonable manner, believes that an error was made.  If any error is a manifest error, Borrower or Bank shall have one year to raise the exception.

ARTICLE V

SECURITY

The Obligations shall be secured (in such order as may be determined by Bank in its discretion) by a first priority perfected Lien on all Loan Collateral, including a first priority, perfected security interest in all of the Collateral pursuant to the Security Agreement dated as of the date of this Agreement between Borrower and Bank (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Security Agreement”) and accompanying financing statements.

ARTICLE VI

CONDITIONS PRECEDENT; FURTHER ASSURANCES

Section 6.1             Initial Loan.  The obligation of the Bank to make the initial Loans hereunder shall be subject to satisfaction of the following conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2:

(a)           No Change in Condition.  No change in the condition or operations, financial or otherwise of the Borrower shall have occurred which change, in the sole credit judgment of the Bank, may have a Material Adverse Effect.

(b)           Examination.  The Bank shall have completed its updated survey and field examination of the Loan Collateral and Borrower’s financial condition, and such survey and field examination shall have provided the Bank with results and information which, in the opinion of the Bank, are satisfactory to the Bank.

(c)           No Material Transaction.  The Borrower shall not have entered into any commitment or transaction which, in the opinion of the Bank, could cause a Material Adverse Effect or is not entered into in the ordinary course of Borrower’s businesses.

(d)           Litigation.  Except for litigation disclosed on Schedule 9.15, no litigation shall be outstanding or have been instituted, or, to Borrower’s knowledge threatened, against Borrower which the Bank determines to be material.

(e)           Delivery of Documents.  The Borrower shall have delivered or caused to be delivered to the Bank each of the following, in form and substance satisfactory to the Bank in all respects and duly executed and dated as of the Closing Date or such earlier date as may be acceptable to the Bank:

(i)            This Agreement.  This Agreement, duly executed by Borrower and the Bank.

(ii)           Notes.  The Notes, duly completed and executed by Borrower in favor of the Bank.

(iii)          Security Agreement.  The Security Agreement duly executed by Borrower.

(iv)          Convertible Debt Documents.  True and correct copies of the Convertible Debt Documents.

(v)           Landlord Waivers; Bailee Letters.  From each Person identified in Schedule 9.24 as the owner of the lessor’s interest under any real property lease or sublease to which any Borrower is a party, a landlord waiver or similar document in form and substance acceptable to Bank.  From each Person identified on Schedule 9.24 as third party in possession of Inventory of the Borrower, a bailee letter in form and substance acceptable to the Bank.

(vi)          Deposit Account Control Agreement.  From each financial institution identified on Schedule 9.20, a deposit account control agreement in form and substance acceptable to the Bank.

(vii)         Other Loan Documents.  The Loan Documents other than this Agreement, the Notes and the Security Agreement, each duly executed and delivered by Borrower, and, if applicable, each other Person intended to be a party thereto.  In addition, Borrower shall have taken such other action as the Bank shall have requested in order to perfect the security interests created pursuant to the Security Agreement.

(viii)        Borrower Resolutions.  A copy, duly certified by the secretary or an assistant secretary of the Borrower, of (A) the resolutions of the Board of Directors of the Borrower authorizing the borrowings by the Borrower hereunder, the execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party or by which it is bound, and the conveyance of a lien on assets of the Borrower to the Bank; (B) all documents evidencing other necessary corporate action; and (C) all approvals or consents, if any, with respect to the Loan Documents.

(ix)           Borrower Incumbency Certificate.  A certificate of the secretary or an assistant secretary of the Borrower, certifying the names of the officers of the Borrower authorized to sign the Loan Documents to which it is a party, together with the true signatures of such officers.

(x)            Borrower Bylaws.  A copy, duly certified by the secretary or an assistant secretary of the Borrower, of the Bylaws of the Borrower.

(xi)           Borrower Articles of Incorporation.  A copy, duly certified by the Secretary of State of the Borrower’s state of incorporation, of the Articles of Incorporation of such Borrower.

(xii)          Borrower Good Standing Certificates.  Certificates of good standing (or the equivalent in any state) and/or foreign qualification as to the Borrower issued by the Secretary of State of the state in which the Borrower is organized and each other state in which the failure of the Borrower to qualify to or to be in good standing would have a Material Adverse Effect.

(xiii)         Officer’s Certificate.  A certificate of the chief financial officer of Borrower, dated the Closing Date, to the effect set forth in clauses (a), (b) and (c) of Section 6.2.

(xiv)        Opinions.  A favorable opinion, dated the Closing Date, of Bracewell & Giuliani LLP, counsel to Borrower, covering such matters as the Bank may reasonably request (and Borrower hereby instructs such counsel to deliver such opinion to the Bank).

(xv)         Insurance.  Certificates of insurance evidencing the existence of all insurance required to be maintained by Borrower pursuant to Sections 10.14 and 10.15 and the designation of the Bank as the loss payee or additional named insured, as the case may be, thereunder to the extent required thereby, such certificates to be in such form and contain such information as is specified in Sections 10.14 and 10.15.  In addition, Borrower shall have delivered a certificate of the chief financial officer of the Borrower setting forth the insurance obtained by it in accordance with the requirements of Sections 10.14 and 10.15 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

(xvi)        Financial Matters.  The Financials described in Schedule 1.1(A).

(xvii)       Borrowing Base Certificate.  A current Borrowing Base Certificate.

(xviii)      Repayment of Existing Indebtedness.  Evidence that the principal of and interest on, and all other amounts owing in respect of, Indebtedness (i) of Borrower or its Affiliates to Wells Fargo (including, without limitation, any contingent or other amounts payable in respect of letters of credit), and (ii) which is secured by any Liens on any portion of the Loan Collateral shall have been (or shall be simultaneously) paid in full, that any commitments to extend credit under the agreements or instruments relating to such Indebtedness shall have been canceled or terminated and that all guarantees in respect of, and all Liens securing, any such Indebtedness shall have been released (or arrangements for such release satisfactory to the Bank shall have been made).

(f)            Lien Searches.  The Bank shall have received a written search report from a search service acceptable to the Bank listing all effective financing statements that name Borrower as debtor or assignor, together with copies of such financing statements (none of which shall cover any Loan Collateral or interests therein or proceeds of any thereof), and tax and judgment lien search reports (showing no evidence of any such lien filed against Borrower), in each case in such jurisdictions and from such Persons, as the Bank may request.

(g)           Financing Statements.  Such financing statements, mortgages, notices and other documents relating to the Collateral as may be necessary or, in the opinion of the Bank, desirable to perfect the Bank’s Liens in the Loan Collateral shall have been filed on or prior to the date of the initial Loan.

(h)           Closing Costs.  Evidence that the out-of-pocket costs, expenses and fees (including attorneys’ fees) paid or incurred by the Bank in connection with the preparation, negotiation and closing of this Agreement and the other Loan Documents have been (or shall be simultaneously) paid in full.

(i)            Bank Accounts.  The Borrower and the Bank shall have entered into such restricted access lockbox, special account, disbursement account and controlled disbursement account agreements as the Bank may require in form and substance acceptable to the Bank which provide for, among other things, the collection and remittance to the Bank of cash proceeds of the Loan Collateral.

(j)            Exhibits; Schedules.  All Exhibits and Schedules to the Loan Documents shall have been completed in form and substance satisfactory to the Bank and shall contain no material facts or information which the Bank, in its sole judgment, determines to be unacceptable.

(k)           Minimum Loan Availability.  The Borrower shall have delivered to the Bank evidence in form and substance acceptable to Bank that aggregate Cash Secured Advance Availability and Regular Advance Availability as of the Closing Date is at least $4,000,000.

(l)            Other Documents.  The Borrower shall have delivered, or caused the delivery of, such other documents as the Bank or counsel to the Bank may reasonably request.

Section 6.2             General Conditions.  In addition to any other provisions contained in this Agreement, the making of any advances or extensions of credit under this Agreement after the acceptance of this Agreement by Bank will be subject to the continued existence or fulfillment to the satisfaction of Bank of each of the following conditions throughout the term of this Agreement:

(a)           No Default or Event of Default has occurred and is continuing;

(b)           No law or regulation prohibits, and no order, judgment or decree of any arbitrator or Governmental Authority enjoins or restrains Bank, from making the requested advance; and

(c)           Borrower’s representations and warranties contained in this Agreement are complete and correct as of the date of this Agreement and, except for any representation made as of a specific date, continue to be true and correct in all material respects on the date of such advance or extension of credit hereunder with the same effect as though such representations and warranties had been made again on and as of such date subject to such changes as are not prohibited hereby or do not constitute Defaults or Events of Default under this Agreement.

The delivery of an Advance Request by Borrower to Bank shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in Sections 6.2(a), 6.2(b) and 6.2(c) above.

Section 6.3             Further Assurances.  Borrower agrees to execute and deliver or cause to be executed and delivered any and all further documents and instruments and to take any and all further actions as may be determined by Bank to be necessary or appropriate to the transactions contemplated herein or in the other Loan Documents.

ARTICLE VII

RECEIVABLES; INVENTORY; COLLECTION OF RECEIVABLES;
DISPUTED RECEIVABLES; PROCEEDS OF INVENTORY.

Section 7.1             Agreements Regarding Receivables.  Borrower may not backdate, postdate or redate any of its invoices or other records relating to the sale of goods or services.  Borrower may not make any sales on extended dating or credit terms beyond that customary in Borrower’s industry.  In addition to the Borrowing Base Certificate to be delivered in accordance with Section 8.3, Borrower shall notify Bank promptly upon Borrower’s learning thereof, in the event any Eligible Receivable becomes ineligible for any reason, other than the aging of such Receivable, and of the reasons for such ineligibility.  Borrower shall also notify Bank promptly of each dispute or claim in excess of $50,000 with respect to any individual Receivable, and Borrower will settle or adjust such disputes and claims at no expense to Bank; provided, however, Borrower may not, without Bank’s consent, grant (a) any discount, credit or allowance in respect of its Receivables, which discount, credit or allowance exceeds an amount equal to $50,000 in the aggregate with respect to any individual Receivable or (b) any extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Receivable which is materially adverse to Borrower.  Nothing permitted by this Section 7.1 or Section 7.2, however, may be construed to alter in any way the criteria for Eligible Receivables or Eligible Inventory provided in Section 1.1.

Section 7.2             Agreements Regarding Inventory.  In addition to the Borrowing Base Certificate to be delivered in accordance with Section 8.3, following the occurrence and during the continuance of a Triggering Event, Borrower shall notify Bank promptly of all material returns and recoveries of Inventory. Without obtaining Bank’s prior consent and in compliance with the applicable terms of the Security Agreement, Borrower will not (a) accept any returns of Inventory outside the ordinary course of business, (b) enter into any agreement, practice, arrangement, or transaction under which title to, or ownership of, any Inventory which is being sold by Borrower is, or purports to be, transferred to, or held by, a Person other than Borrower before such Inventory is delivered to such Person by Borrower, (c) make a sale of Inventory to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or any other repurchase or return basis, other than pursuant to Borrower’s customary return policy, or (d) store any Inventory with, or place any Inventory in the possession or control of, any bailee, processor, warehouseman, consignee or any other Person, not a party to a bailee, warehouseman or similar agreement with Bank, under any arrangement, practice or agreement (oral or written).

Section 7.3             Locked Box.  Following the occurrence of a Triggering Event, upon the request of the Bank, Borrower will obtain, and shall continue to maintain during the term of this Agreement, a post office box at the U.S. Post Office (the “Locked Box”).  Following the establishment of the Locked Box, Borrower shall notify all of its customers and account debtors to forward all remittances of every kind due Borrower (“Remittances”) to the Locked Box (such notices to be in such form and substance as Bank may require from time to time).  Immediately upon receipt thereof, Borrower shall deposit all other proceeds of Receivables or other Loan Collateral into the Locked Box (or into the Special Account, as defined below).  Bank shall have sole access to the Locked Box at all times, and Borrower shall take all action necessary to grant Bank such sole access.  At no time shall Borrower remove any item from the Locked Box without Bank’s prior written consent, and Borrower shall not notify any customer or account debtor to pay any Remittance to any other place or address without Bank’s prior written consent.  Following the establishment of the Locked Box, if Borrower should neglect or refuse to notify any customer or account debtor to pay any Remittance to the Locked Box, Bank shall be entitled to make such notification.  Upon the establishment of the Locked Box, Borrower will hereby be deemed to have granted to Bank an irrevocable power of attorney, coupled with an interest, to take in

Borrower’s name all action necessary (a) to grant Bank sole access to the Locked Box, (b) to contact account debtors to pay any Remittance to the Locked Box in the event that any such account debtor is not paying any such Remittance to the Locked Box, (c) to contact account debtors for any reason upon the occurrence of an Event of Default, and (d) to endorse each Remittance delivered to the Locked Box for deposit to the Special Account.

Section 7.4             Collection of Remittances.  Upon collection of Remittances and other proceeds of Receivables and other Loan Collateral, Borrower shall, and following the establishment of a Locked Box the Bank will, deposit the same in a non-interest bearing account at Bank in Borrower’s name pledged to U.S. Bank National Association, Account No. 153195063125 (the “Special Account”).  Any Remittance or other proceeds of Receivables or other Loan Collateral received by Borrower shall be deemed held by Borrower in trust and as fiduciary for Bank, and following the establishment of the Locked Box, Borrower immediately shall deliver the same, in its original form, to Bank into the Locked Box by overnight delivery carrier.  Pending such deposit, Borrower agrees that it will not commingle any such Remittance or other proceeds of Receivables or other Loan Collateral with any of Borrower’s other funds or property, but will hold it separate and apart therefrom in trust for Bank until deposit is made into the Locked Box established pursuant to Section 7.3 or the Special Account or until delivery is made to Bank by overnight delivery carrier as described above.  All deposits to the Special Account and the Locked Box shall be Bank’s property and shall be subject only to the signing authority designated from time to time by Bank, and Borrower shall have no interest therein or control over such deposits or funds.  Bank shall have sole access to the Special Account and the Locked Box, and Borrower shall have no access thereto.  Bank shall have, and Borrower hereby grants to Bank, a Lien on and security interest in all funds held in the Operating Account, the Special Account and the Locked Box established pursuant to Section 7.3 as security for the Obligations.  The Special Account shall not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than Bank.  Deposits to the Special Account will be credited to the Operating Account, provided, however, following the occurrence of a Triggering Event, Bank may, in it sole discretion, apply deposits in the Special Account to the Obligations in such order and method of application as may be elected by Bank in its discretion exercised in a commercially reasonable manner (“Special Account Sweep”).  Any funds in the Special Account remaining after such funds have been applied to the Obligations (“Available Funds”) will be paid over by Bank to Borrower; provided, however, at any time on and after the occurrence of a Triggering Event, all Available Funds may, at Bank’s option, be retained in the Special Account as continuing security for the Obligations.  If any Remittance deposited in the Special Account is dishonored or returned unpaid for any reason, Bank, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrower and any account maintained by Borrower with Bank and such amount shall be deemed part of the Obligations.  Bank shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Bank with respect to the operation of the Special Account, the Locked Box, or the services to be provided by Bank under this Agreement, except to the extent, but only to the extent, of any direct, as opposed to any consequential, special or lost profit damages suffered by Borrower from Bank’s gross negligence or willful misconduct.  Until a payment is received by Bank for Bank’s account in finally collected funds, all risks associated with such payment will be borne solely by Borrower.  From time to time, Bank may adopt such regulations and procedures as it may deem reasonable and appropriate with respect to the operation of the Special Account, the Locked Box, and the services to be provided by Bank under this Agreement so long as the adoption of such regulations and procedures will not change the material terms of this Agreement and are applied to similarly situated borrowers.

Section 7.5             Crediting of Remittances.  Upon implementation of the Special Account Sweep, (a) for the purpose of calculating interest, all Remittances and other proceeds of Receivables and other Loan Collateral deposited in the Special Account shall be credited (conditional on final collection) against the unpaid Loan balance on the second Business Day after the Business Day that Bank received the same into the Special Account in Salt Lake City, Utah, and (b) for the purpose of determining Cash Secured Advance Availability and Regular Advance Availability, all Remittances and other proceeds of Receivables and other Loan Collateral deposited in the Special Account shall be credited (conditional on final collection) against the amount of Borrower’s Eligible Receivables and the unpaid Loan balance on the Business Day immediately after the Business Day that Bank received the same into the Special Account in Salt Lake City, Utah.  Notwithstanding anything to the contrary in this Section 7.5, Borrower acknowledges and agrees that deposits made and other items credited to the Special Account are subject to applicable laws and regulations governing availability of funds and Bank’s funds availability polices and may not be immediately available for application to the Loans or the other Obligations.

Section 7.6             Cost of Collection.  All reasonable costs of collection of Borrower’s Receivables, including Attorneys’ Fees, out-of-pocket expenses, administrative and recordkeeping costs, and all service charges and costs related to the establishment and maintenance of the Locked Box and the Special Account shall be the sole responsibility of Borrower, whether the same are incurred by Bank or Borrower, and Bank, at its discretion, may charge the same against Borrower and any account maintained by Borrower with Bank and the same shall be deemed part of the Obligations.

Section 7.7             On-Line Banking.  During the term of this Agreement, Borrower will contract with Bank to obtain Bank’s then current automated balance and information reporting system in connection with the operation of various cash management systems contemplated by this Agreement.

ARTICLE VIII

EXAMINATION OF LOAN COLLATERAL; REPORTING

Section 8.1             Maintenance of Books and Records.  Borrower shall keep and maintain complete books of account, records and files with respect to its business in accordance with GAAP consistently applied and shall accurately and completely record all transactions therein.  Borrower will maintain a perpetual inventory system in respect of its Inventory.

Section 8.2             Access and Inspection.  Bank may at all times during normal business hours have (a) access to, and the right to examine and inspect, all of Borrower’s real and personal property and (b) access to, and the right to inspect, audit and make extracts from, all of Borrower’s records, files and books of account, and Borrower shall execute and deliver at the request of Bank such instruments as may be necessary for Bank to obtain such information concerning the business of Borrower as Bank may require from any Person; provided, however, unless an Event of Default has occurred or exists, Bank will give Borrower reasonable notice before it makes the inspections and examinations at any office or place of business of Borrower.  Borrower shall furnish Bank at reasonable intervals with such statements and reports regarding Borrower’s financial condition and the results of Borrower’s operations, in addition to those hereinafter required, and such other information as Bank may reasonably request from time to time.

Section 8.3             Reporting Regarding Receivables.  So long as no Triggering Event has occurred and is continuing, by no later than the 15th day after the end of each calendar month, or sooner if available Borrower shall deliver to Bank (a) a borrowing base certificate in the form of Exhibit C (a “Borrowing Base Certificate”) (which is based on values as of the immediately preceding calendar month end) and (b) reports of Borrower’s sales, credits to sales or credit memoranda applicable to sales, billings against prepaid Inventory, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Receivables) for the applicable period, and acceptable supporting documentation thereto (including, a report indicating the Dollar value of Borrower’s Eligible Receivables, and all other information deemed necessary by Bank to determine levels of that which is and is not

Eligible Receivables).  Notwithstanding the foregoing, upon the occurrence and during the continuance of a Triggering Event, the Borrower shall deliver, not less frequently than weekly, and more frequently if Bank shall require or Borrower shall so elect, the Borrowing Base Certificate by no later than Monday of each week (based on values as of the immediately preceding Friday).  By no later than the 15th day after the end of each calendar month, or sooner if available, Borrower shall deliver to Bank monthly agings, broken down by due date, of Receivables listed by invoice date, in each case reconciled to the Borrowing Base Certificate for the end of such month and Borrower’s general ledger, and setting forth any changes in the reserves made for bad accounts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Receivables in such format as is specified by Bank from time to time, together with such further information with respect thereto in such format as Bank may then reasonably require.

Section 8.4             Reporting Regarding Inventory; Inventory Appraisal.  Borrower will undertake a physical count of its Inventory at least once each calendar year in accordance with procedures approved by Borrower’s independent certified public accountants and Bank.  By no later than the 15th day after the end of each calendar month, or sooner if available, Borrower shall submit to Bank a perpetual inventory report reconciled to (a) the Borrowing Base Certificate for the end of such month, (b) Borrower’s inventory records, and (c) Borrower’s general ledger, broken down into such detail and with such categories as Bank shall reasonably require (including a report indicating the type, location, age and dollar value of Borrower’s Inventory, and all other information deemed necessary by Bank to determine levels of that which is and is not Eligible Inventory).  Values shown on reports of Inventory shall be accounted for using a standard costing system which approximates the first-in-first-out (“FIFO”) method of accounting and will be valued at the lower of cost or market value.  Not less frequently than weekly, and more frequently if Bank shall require or Borrower shall so elect, Borrower shall deliver to Bank a Borrowing Base Certificate, and acceptable supporting documentation thereto, by no later than Monday of each week, reporting the value of Borrower’s Inventory as of the immediately preceding Friday.  In addition, if required by Bank, Borrower agrees to pay all costs, expenses and fees relating to an annual appraisal of the net liquidation value of Borrower’s Inventory, which appraisal shall be conducted by a third party appraiser acceptable to Bank; provided, however, that Bank will not require such appraisal so long as a Triggering Event has not occurred.  Notwithstanding the foregoing, nothing herein shall prohibit the Bank from obtaining an appraisal, as described herein, at its own expense in the absence of a Triggering Event.

Section 8.5             Interim Financial Statements; Payable Information.  Promptly when available and in any event not later than thirty (30) days after the end of each calendar month (and 45 days for financial statements relating to any Fiscal Quarter) occurring after the Closing Date, Borrower shall furnish to Bank a monthly (and, as applicable, quarterly) income statement, balance sheet and changes in its cash flows (a) showing Borrower’s financial condition and the results of Borrower’s operations for the periods covered by such statements in such detail as Bank may from time to time require, (b) prepared in accordance with GAAP consistently applied (except as otherwise disclosed to Bank to the extent such exceptions are acceptable to Bank), and (c) if applicable, containing all disclosures required to fully and accurately present the financial position and results of operations of Borrower (subject to normal year-end adjustments and the omission of footnotes) and to make such statements not misleading under the circumstances.  By no later than the 15th day after the end of each fiscal month end, or sooner if available, Borrower shall deliver to Bank monthly agings of accounts payable, in each case reconciled to Borrower’s general ledger for the end of such month, in such format as is specified by Bank from time to time.

Section 8.6             Annual Projections.  Promptly when available and in any event not later than thirty (30) days after the end of each Fiscal Year, Borrower shall furnish to Bank detailed projections for the next Fiscal Year setting forth projected income and cash flow for each month, the monthly operating budget, the monthly balance sheet, and the monthly borrowing availability of Borrower, in each case accompanied by a certificate of Borrower’s chief financial officer stating (a) the assumptions on which the projections were prepared, (b) that the assumptions, except as otherwise noted, were prepared on a consistent basis with the operation of Borrower’s business during the immediately preceding Fiscal Year and with factors known to exist as of the date of the certificate or reasonably anticipated to exist during the periods covered by the projections, and (c) that the officers signing the certificate have no reason to believe that the projections are incorrect or misleading in any material respect.

Section 8.7             Annual Financial Statements.  Promptly when available and in any event not later than ninety (90) days after the end of each Fiscal Year, Borrower shall submit to Bank financial statements showing its financial condition, the results of its operations, a balance sheet and related statements of income, stockholders’ equity, and changes in its cash flows and financial position for the year then ended.  All of the foregoing annual financial statements must be audited in accordance with generally accepted auditing standards by an independent certified public accounting firm acceptable to Bank and shall be prepared and presented in accordance with GAAP consistently applied, and shall be accompanied by an unqualified audit report of Borrower’s independent certified public accountants.

Section 8.8             Management Reports.  Borrower shall furnish to Bank promptly on receipt copies of all management letters and any other material reports provided by Borrower’s independent accountants.  Borrower hereby authorizes Bank to communicate directly with Borrower’s independent accountants to discuss Borrower’s affairs, finances, accounts and such other matters as Bank deems necessary.

Section 8.9             Comparisons to Financials; Certificates.  With each monthly or annual financial statement submitted by Borrower to Bank under Sections 8.5 and 8.7, Borrower will deliver to Bank: (a) a comparison prepared by Borrower of the projected financial position and results of operations of Borrower provided for in Section 8.6 with the actual financial position and results of operations of Borrower for the applicable period and an explanation of any material variations between them; and (b) a comparison prepared by Borrower between actual calculated results for the applicable period and the covenanted results for each of the Financial Covenants (as defined in Section 10.28); and (c) a comparison prepared by Borrower between actual calculated results for the applicable period and the actual calculated results for the corresponding period in each of the two immediately preceding Fiscal Years.  Borrower shall also furnish Bank together with all materials required pursuant to Sections 8.5, 8.6, and 8.7, a certificate signed by the chief financial officer of Borrower in the form of Exhibit D.

Section 8.10           Public Filings.  Promptly after the same become publicly available, Borrower will deliver to Bank copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

Section 8.11           Delisting Correspondence.  Within two (2) days after receipt of the same, Borrower will deliver to Bank a copy of any and all correspondence from NASDAQ relating to any potential delisting of Borrower’s Capital Stock.

Section 8.12           Tax Returns; Additional Information.  Promptly upon Bank’s request after Borrower has filed its tax returns with each applicable Governmental Authority, Borrower shall deliver to Bank a copy of all federal (and at Bank’s request all state and local) income tax returns and schedules, and any related extensions, filed by Borrower in respect of each taxable year ending on or after

December 31, 2009.  Borrower shall furnish all other tax and financial information as Bank may reasonably request from time to time.

ARTICLE IX

WARRANTIES, REPRESENTATIONS AND COVENANTS

In order to induce Bank to enter into this Agreement and to make Loans hereunder, Borrower warrants, represents and covenants that, as of the date hereof, and except for any representation made as of a specific date, as of any date upon which a Loan is made hereunder, and until the Obligations are fully paid, performed and satisfied, the representations, warranties and covenants set forth in this Section 9 are and shall remain true.

Section 9.1             Corporate Status.  Borrower (a) is a corporation duly organized, and is and shall remain validly existing and in good standing, under the laws of the state identified in the preamble to this Agreement as the Borrower’s state of organization, and is and shall remain qualified to do business as a foreign corporation under the laws of the jurisdictions listed on Schedule 9.1 and under the laws of each other jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect, and (b) has and shall maintain all requisite power and authority, corporate or otherwise, to conduct its business, to own its property, to execute, deliver and perform all of its obligations under this Agreement and each of the other Loan Documents, and to grant the Liens on the Loan Collateral.  Borrower is not an “investment company”, an “investment adviser”, or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 9.2             Due Authorization; Validity.  The signing and delivery of the Loan Documents, the performance by Borrower of its Obligations under the Loan Documents, and the grant of the Liens on or security interests in, the Loan Collateral to Bank have been duly authorized by all requisite corporate or other action of Borrower.  This Agreement and each of the other Loan Documents have been duly executed and delivered by Borrower, and each will constitute, upon the due execution and delivery thereof, the legal, valid, and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Section 9.3             No Violation.  The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents and the grant of the Liens on or security interests in the Loan Collateral to Bank, do not and will not (a) constitute a violation of any applicable law, (b) constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws or any governing or other organization documents of Borrower or contained in any order of any court or other Governmental Authority, or (c) result in the creation or imposition of any Lien on any of Borrower’s properties (other than in favor of Bank hereunder).

Section 9.4             Use of Loan Proceeds.  Borrower’s uses of the proceeds of the Loans made by Bank to Borrower pursuant to this Agreement are, and will continue to be, legal and proper corporate uses.  Such uses do not and shall not violate any applicable laws or statutes as in effect as of the date hereof or hereafter.  The Loans are not and shall not be secured, directly or indirectly, by any stock for the purpose of purchasing or carrying any margin stock or for any purpose which would violate either Regulation U, 12 C.F.R. Part 221, or Regulation X, 12 C.F.R. Part 224, promulgated by the Board of Governors of the Federal Reserve System, it being expressly understood and agreed that to the extent any Loan proceeds are used to repay or repurchase any Convertible Debt or Capital Stock of Borrower, (a) the stated capital of the corporation will be reduced by the par value of such repaid or repurchased

Convertible Debt or Capital Stock and it will be marked “cancelled and retired”, and (b) Borrower will retire such repaid or repurchased Convertible Debt or Capital Stock and will not keep it as treasury stock.

Section 9.5             Ownership of Assets; Licenses; Patents.  Borrower has, and will continue to have, adequate employees, assets, governmental approvals, licenses, permits, patents, copyrights, trademarks and trade names to continue to conduct its business as heretofore and hereafter conducted by it, and all of Borrower’s patents, copyrights, trademarks and trade names owned or claimed by Borrower as of the Closing Date, and all licenses of any patents, trademarks, and copyrights to Borrower existing as of the Closing Date are described in Schedule 9.5.

Section 9.6             Indebtedness.

(a)           The Borrower has no Indebtedness except for: (i) Indebtedness disclosed in the Financials delivered on or before the Closing Date, (ii) the Obligations, (iii) Indebtedness (A) which is unsecured, (B) which is not for borrowed money, (C) which has been incurred in the ordinary course of business, (D) which is not otherwise prohibited under any provision of this Agreement, and (E) the nonpayment of or other default under which would not have a Material Adverse Effect, and (iv) other Indebtedness permitted to be incurred or paid by Borrower pursuant to Section 10.10.

(b)           Except as otherwise set forth or reflected in the Financials or on Schedule 9.6(b), Borrower has not guaranteed the obligations of any Person (except by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of Borrower’s business).

Section 9.7             Title to Property; No Liens.  Borrower has (a) good and indefeasible title to, and ownership of, all of its personal property (other than leases of personal property by Borrower in the ordinary course of its business), including the Collateral and (b) good and marketable fee simple title to all of its real property (other than leases of real property by Borrower in the ordinary course of its business), in each case free and clear of all Liens except to the extent of Permitted Liens.

Section 9.8             Restrictions; Labor Disputes; Labor Contracts.  Except as described in Schedule 9.8, on the Closing Date, Borrower is not a party or subject to, any charge, corporate restriction, judgment, decree or order, for which Borrower’s compliance or non-compliance could reasonably be expected to have a Material Adverse Effect.  Except as described on Schedule 9.8, Borrower is not (a) a party to any written employment contract or labor contract or (b) the subject of any labor dispute.  No collective bargaining agreement or other labor contract identified on Schedule 9.8 is scheduled to expire during the term of this Agreement except as described on Schedule 9.8.  To Borrower’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of Borrower or any of its Subsidiaries or for any similar purpose.  To Borrower’s knowledge, after due inquiry, no key employee of Borrower is subject to any agreement in favor of anyone other than Borrower which restricts or limits that individual’s right to engage in the type of business activity conducted by Borrower in any manner which could materially impair the ability of such individual to carry out his or her duties with Borrower or to use any property or confidential information or which grants to any Person, other than Borrower, any rights to inventions or other ideas susceptible to legal protection developed or conceived by any such key employee of Borrower.

Section 9.9             No Violation of Law.  Except as described on Schedule 9.9, Borrower is not in violation of any applicable statute, regulation or ordinance of any Governmental Authority (including any such statute, regulation or ordinance relating to ecology, human health or the environment), which violation could reasonably be expected to have a Material Adverse Effect.

Section 9.10           Hazardous Substances.  Except as described on Schedule 9.10, (a) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any Governmental Authority are pending or, to the knowledge of Borrower, threatened in connection with any Environmental Activity or alleged Environmental Activity; (b) no Hazardous Substances have been integrated into any of Borrower’s property, or any component thereof in such manner or quantity as may reasonably be expected to or in fact does (i) violate any applicable Environmental Law or (ii) materially and adversely affect the value of any Borrower’s Facility; (c) the Use of Borrower’s property does not result in any Environmental Activity in violation of any applicable Environmental Requirements; (d) to Borrower’s knowledge, no occurrence or condition on any real property adjoining or in the vicinity of any Borrower’s Facility exists which could cause Borrower’s Facility to be subject to any restrictions on ownership, occupancy, transferability or operation under any Environmental Requirements; (e) to Borrower’s knowledge, none of Borrower’s Facilities prior to when Borrower has owned or leased them has been used for the disposal of Hazardous Substances or was the site of any Release of Hazardous Substances in violation of any Environmental Laws; (f) none of Borrower’s business operations have contaminated the lands, waters or other property of others with Hazardous Substances; (g) no underground or above ground storage tank (regardless of contents) has been in the past, or is now, located on, at or beneath any Borrower’s Facility; and (h) none of Borrower’s Facilities since Borrower has owned or leased them has been used by Borrower for the production, treatment, storage, generation, disposal or Release of any Hazardous Substance other than in accordance with applicable Environmental Laws.

Section 9.11           Absence of Default.  Borrower is not in default, and has not received any notice of breach, termination or acceleration or demand for adequate assurances, under any agreement, the non-performance of which could reasonably be expected to have a Material Adverse Effect.

Section 9.12           Accuracy of Financials; No Material Changes.  The Financials (a) have been prepared in accordance with GAAP consistently applied and are true, correct and complete in all material respects and (b) fairly present Borrower’s assets, liabilities and financial condition and results of operations and those of such other Persons described therein as of the date thereof (subject to normal year-end adjustments and the lack of footnotes in the case of monthly or pro forma Financials).  Except as described on Schedule 9.12, (i) there are no omissions from the Financials or other facts or circumstances not reflected in the Financials which are or may be material, (ii) there has been no material and adverse change in Borrower’s assets, liabilities or financial condition since the date of the Financials and (iii) there has been no material damage to nor loss of any of Borrower’s assets or properties since such date.  Borrower’s outstanding advances to any Person do not constitute any equity or long term investment in any Person which is not reflected in the Financials.  Borrower’s fiscal year is from January 1 to December 31.

Section 9.13           Pension Plans.  Except as described on Schedule 9.13, neither Borrower nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to a Pension Plan subject to Title IV of ERISA.  Neither Borrower nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to any “multiemployer plan” (as defined in ERISA). No “prohibited transaction,” or “reportable event”, as those terms are defined by ERISA, has occurred or is continuing as to any Pension Plan of Borrower or any Controlled Group member, which poses a threat of the imposition of taxes or penalties against such Pension Plans (or trusts related thereto), Borrower or any Controlled Group member, the imposition or payment of which could have a Material Adverse Effect.  Each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) and 501(a) of the Internal Revenue Code has received a current favorable determination letter to that effect under the Internal Revenue Code, and neither Borrower nor, to Borrower’s knowledge (after making due inquiries), any Controlled Group member has violated such requirements with respect to any Pension Plan.

Section 9.14           Taxes and Other Charges.  Borrower has filed all federal, state and local tax returns and other reports which it is required by law to file.  All of such tax returns and reports accurately and properly reflect the taxes due for the periods covered thereby.  Borrower has paid all taxes, assessments and other similar charges that are due and payable except for any such taxes, assessments or charges which are being contested in good faith in accordance with the terms of Section 10.9.  Borrower has withheld all employee and similar taxes which it is required by law to withhold and has maintained adequate reserves for the payment of all taxes and similar charges.  No tax Liens have been filed with respect to Borrower and, to the best knowledge of Borrower (after due inquiry), no claims are being asserted with respect to any such taxes, assessments or charges (and, to the knowledge of Borrower, no basis exists for any such claims). There are not in effect any waivers of applicable statutes of limitations for federal, foreign, state or local taxes for any period.  Borrower is not a party to any tax-sharing agreement or arrangement.

Section 9.15           No Litigation.  Except as described on Schedule 9.15, there is not, as of the Closing Date, any litigation, action or proceeding pending or, to Borrower’s knowledge (after due inquiry), threatened, against Borrower.

Section 9.16           No Brokerage Fee.  No brokerage, finder’s or similar fee or commission is due to any Person, as a result of any commitment made by Borrower, by reason of Borrower entering into this Agreement or by reason of any of the transactions contemplated hereby, and Borrower shall indemnify and hold Bank harmless from all such fees and commissions.

Section 9.17           Affiliates; Subsidiaries.  All Persons who are Borrower’s Affiliates and/or Subsidiaries are identified in Schedule 9.17.    Except as set forth on Schedule 9.17, no Affiliate or Subsidiary of Borrower (i) sells or leases any goods or real property to Borrower, (ii) sells any services to Borrower, (iii) purchases or leases any goods or real property, or purchases any services from, Borrower, or (iv) is a party to any contract or commitment with Borrower.

Section 9.18           Capitalization.  Schedule 9.18 sets forth the number of shares of Capital Stock of Borrower which are authorized.  Each outstanding share of Capital Stock is a common share and is duly authorized, validly issued, fully paid and nonassessable.

Section 9.19           Noncompetition Agreements.  Borrower is not subject to any contract or agreement containing a covenant not to compete in any line of business with any Person.

Section 9.20           Deposit and Other Accounts.  All of the accounts maintained by Borrower with any bank, brokerage house or other financial institution are set forth in Schedule 9.20, and following the occurrence and during the continuance of a Triggering Event none of such other accounts (other than accounts designated as “Payroll Accounts” or “Disbursement Accounts”) is subject to withdrawal other than by transfers of amounts therein to the Locked Box or the Special Account.

Section 9.21           Solvency.  Borrower will be Solvent immediately after (a) receipt and application of the Loans in accordance with the terms of this Agreement, (b) the execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party, and (c) the filing of any financing statements or other perfecting notices or actions in connection with this Agreement.

Section 9.22           Full Disclosure.  No representation or warranty made by Borrower in this Agreement, any other Loan Document to which Borrower is a party, or in any other document furnished from time to time in connection with this Agreement contains or will contain at the time such representation is made or such document furnished, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

Section 9.23           Casualties.  Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty loss (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect.

Section 9.24           Leases; Bailments.  Except as listed on Schedule 9.24, Borrower is not a party to any lease, assignment, sublease, or other agreement relating to any real property or leasehold interest in real property, or any material equipment or other material personal property.  Schedule 9.24 correctly sets forth each lease, assignment, sublease and other agreement, existing as of the Closing Date, to which Borrower is a party relating to (i) any real property or leasehold interest in real property or (ii) any material equipment or other material personal property, together with the legal name of the Person that owns the lessor’s or assignor’s interest under each such lease, assignment, sublease or other agreement.  Schedule 9.24 also correctly sets forth each warehouse and other location (including street address, city and state) at which Inventory of the Borrower is held, stored, maintained or controlled by any Person other than the Borrower, together with the legal name of the Person that holds, stores, maintains or controls Inventory of the Borrower at each such location.

Section 9.25           Insurance Policies.  Schedule 9.25 correctly describes all of the insurance policies maintained by Borrower, including the carriers thereof, and the types of coverage and insured amounts covered thereby.

Section 9.26           Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by Borrower of any Loan Document to which it is or will be a party.

Section 9.27           Tax Shelter Regulations.  Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  If Borrower determines to take any action inconsistent with such intention, it will promptly notify Bank thereof and deliver to Bank a duly completed IRS Form 8886 or any successor form.  If Borrower so notifies Bank, Borrower acknowledges that (i) Bank may treat the Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Bank, will maintain the lists and other records required by such Treasury Regulation and (ii) Bank may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Bank relating to such tax treatment and tax structure.

Section 9.28           Inventory.  Except for Liens arising in connection with repacking by warehousemen party to a warehouse or bailee letter in favor of the Bank, no processing, packaging or other work is performed by any Person with respect to Inventory of the Borrower giving rise to a Lien in favor of such Person for amounts due for the processing, packaging or other work performed.

Section 9.29           Internal Controls.

(a)           The Borrower has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the U.S. Securities Exchange Act or 1934, as amended (the “Exchange Act”)), which (i) are designed to ensure that material information relating to the Borrower is made known to the Borrower’s chief executive officer and its chief financial officer or persons performing similar functions by other officers of the Borrower, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness as of a date within ninety (90) days prior to the filing of the Borrower’s most recent annual or quarterly report filed with the Securities Exchange Commission; and (iii) are effective in all material respects to perform the functions for which they were established.

(b)           Based on the evaluation of its disclosure controls and procedures, the Borrower is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Borrower’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrower’s internal controls.

(c)           Since the date of the most recent evaluation of such disclosure controls and procedures, except as otherwise disclosed to the Bank in writing, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 9.30           Updating Representations and Warranties.  To the extent necessary to cause the representations and warranties set forth in Article IX or in the Security Agreement to remain true, complete and accurate as of the date hereof and as of each day on which an additional advance or extension of credit is made hereunder, Borrower shall update in writing any Schedules provided for in Article IX or in the Security Agreement promptly upon learning of any circumstance which may have the effect of making any such representation or warranty contained in Article IX or in the Security Agreement untrue or misleading.  The requirement of Borrower to update any Schedule provided for herein is not, and may not be construed to be, a cure of any Default or Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Default or Event of Default by Bank.

ARTICLE X

COVENANTS

Until the Obligations are fully paid, performed and satisfied and this Agreement is terminated, Borrower will observe, perform, and comply with each of the covenants set forth below in this Article X.

Section 10.1           Payment of Certain Expenses.  Borrower will pay to Bank immediately on Bank’s demand any and all fees, costs and expenses which Bank pays to a bank or other similar institution arising out of or in connection with (a) the forwarding to Borrower, or any other Person on Borrower’s behalf, by Bank of proceeds of Loans made by Bank to Borrower pursuant to this Agreement, and (b) the depositing for collection by Bank of any check or item of payment received or delivered to Bank on account of the Obligations. Borrower will reimburse Bank, immediately, for any claims asserted by any bank at which a blocked account is established for the deposit of proceeds of the Loan Collateral in connection with such blocked account or any returned or uncollected checks received by such bank as proceeds of the Loan Collateral.

Section 10.2           Notice of Litigation; Uninsured Casualty Loss.  Borrower will notify Bank in writing, promptly on Borrower’s learning thereof, of (a) any litigation, suit or administrative proceeding which may have a Material Adverse Effect, whether or not the claim is considered by Borrower to be covered by insurance, and (b) any uninsured casualty loss with respect to any of the Loan Collateral having an aggregate fair market value of greater than $250,000.

Section 10.3           Notice of ERISA Events.  Borrower will notify Bank in writing (a) at least 10 days prior to the adoption by Borrower or any Controlled Group member of any Pension Plan subject to Title IV of ERISA; (b) promptly on the occurrence of any Reportable Event, and (c) 90 days prior to any termination, partial termination or merger of a Pension Plan or a transfer of a Pension Plan’s assets.

Section 10.4           Notice of Labor Disputes; Labor Contracts.  Borrower will notify Bank in writing (a), promptly upon Borrower’s learning thereof, of (i) any labor dispute to which Borrower may become a party and which may have a Material Adverse Effect or (ii) any strikes, walkouts, or lockouts relating to any of its plants or other facilities, and (b) the entering into of any labor contract relating to any of its plants or other facilities.

Section 10.5           Compliance with Laws.  Borrower will comply with the requirements of all applicable laws, statutes, regulations, rules or ordinances of any Governmental Authority, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

Section 10.6           Notice of Violations of Law, Tax Assessments.  Borrower will notify Bank in writing, promptly upon Borrower’s learning thereof, of any violation of any law, statute, regulation, rule or ordinance of any Governmental Authority, and of the imposition of any federal, state or local tax withholding or assessment, applicable to Borrower, the violation or imposition of which could reasonably be expected to have a Material Adverse Effect.  Borrower will (a) provide Bank with copies of all communications between Borrower and any Governmental Authorities which relate to Environmental Activities, Environmental Requirements, or Hazardous Substances affecting Borrower; and (b) notify Bank immediately after obtaining knowledge of the Release or alleged Release in a reportable quantity (as defined under applicable Environmental Law) of any Hazardous Substances on, in, under or affecting Borrower’s property or any surrounding area, and any noncompliance with any Environmental Requirement.

Section 10.7           [Intentionally omitted.]

Section 10.8           Notice of Customer Defaults.  Borrower will notify Bank in writing, promptly upon a Responsible Officer of the Borrower’s learning thereof, of any default by any obligor under any material note or other evidence of debt payable to Borrower or of anything which might have a material adverse effect on the ability of any obligor of Borrower to pay any Indebtedness owing to Borrower.

Section 10.9           Taxes and Charges.  Borrower will (a) file all federal, state and local tax returns and other reports which it is required by law to file, (b) pay all taxes, assessments and other similar charges that are due and payable, (c) withhold all employee and similar taxes which it is required by law to withhold, and (d) maintain adequate reserves for the payment of all taxes and similar charges; provided, however, that no such taxes, assessments or charges need be paid during such period as they are being contested in good faith by Borrower, in appropriate proceedings promptly commenced and diligently prosecuted, if adequate reserves in accordance with GAAP have been set aside on Borrower’s books, and the continuance of any such contest does not (i) result in any part of the Loan Collateral or any other property of Borrower being made the subject of (A) any proceeding in foreclosure, (B) any levy or execution (which shall not have been stayed or dismissed), or (C) any seizure or other loss and (ii) prevent Bank from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the Loan Collateral or with respect to future advances made hereunder; and provided, further, that Borrower will promptly pay such tax, assessment or charge when the dispute is finally settled.

Section 10.10         Indebtedness; Guaranties.

(a)           Borrower will not incur any Indebtedness other than the Obligations and:

(i)            Indebtedness reflected in the Financials delivered on or before the Closing Date, so long as such Indebtedness is not secured by any of the Loan Collateral;

(ii)           Indebtedness (A) which is unsecured unless secured with a Permitted Lien, (B) which is not for borrowed money, or the issuance of any letter of credit, acceptance transaction, or similar credit instrument or facility, (C) which is incurred in the ordinary course of business, (D) which is not otherwise prohibited under any provision of this Agreement, and (E) the incurrence of which would not have a Material Adverse Effect;

(iii)          Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.9;

(iv)          Indebtedness in respect of judgments or awards which (A) have been vacated, discharged or stayed within 10 days of the entry thereof or have been in force for less than the applicable appeal period so long as execution is not levied thereunder (or in respect of which (1) Borrower shall at the time in a commercially reasonable manner be prosecuting an appeal or proceedings for review and (2) a stay of execution shall have been obtained pending such appeal or review), and (B) (1) are not, in the aggregate, in an amount in excess of $250,000 (and individually in excess of $100,000) of any available insurance coverage, as determined by Bank in its discretion exercised in a commercially reasonable manner, in effect to satisfy such judgments or award for which the insurer has admitted in writing its liability for the full amount thereof and (2) do not have a Material Adverse Effect (regardless of monetary amount or insurance coverage); and

(v)           Indebtedness under capitalized leases or purchase money financing if (A) such Indebtedness is not secured by any of the Loan Collateral other than the property so acquired and any identifiable proceeds, (B) any Liens relating to such Indebtedness do not extend to or cover any property of Borrower other than the property so acquired and any identifiable proceeds therefrom, and (C) the principal amount of such capitalized lease or purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired; and (D) the total amount of such Indebtedness during any period does not exceed the maximum amount permitted during such period for capital expenditures pursuant to Section 1 of Schedule 10.28;

provided, that no Indebtedness otherwise permitted under this Section 10.10 to be incurred shall be permitted to be incurred if, after giving effect to the incurrence thereof, any Default or Event of Default shall have occurred and be continuing.

(b)           Borrower will not (i) guaranty the Indebtedness of any Person (except those guaranties which are in favor of Bank and by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of Borrower’s business) or (ii) enter into any agreement whereby Borrower agrees to indemnify any Person with respect to the actions or Indebtedness of any other Person (other than indemnification obligations of Borrower in favor of officers and directors of Borrower in accordance with Borrower’s organizational documents or customary indemnification agreements).

Section 10.11         Restrictions; Labor Disputes.  Borrower will not (a) become a party or subject to any corporate restriction or labor dispute, or (b) enter into or become subject to any collective bargaining agreement or similar labor contract which is scheduled to expire during the term of this Agreement, or which could reasonably be expected to have a Material Adverse Effect.

Section 10.12         Pension Plans.  Borrower will not, and will not allow any Controlled Group member to, permit any Reportable Event or “prohibited transaction” (as defined by ERISA) for which no statutory or class exemption exists under Sections 407 or 408 of ERISA or Sections 4975(c)(2) or 4975(d) of the Internal Revenue Code to occur or to continue as to any Pension Plan of Borrower or any Controlled Group member, which poses a threat of (a) termination of such Pension Plans (or trusts related thereto), which termination could have a Material Adverse Effect or (b) the imposition of taxes or penalties against such Pension Plans (or trusts related thereto), Borrower, or any Controlled Group member, the imposition or payment of which could have a Material Adverse Effect.  With respect to each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) and 501(a) of the Internal Revenue Code, Borrower and the applicable Controlled Group members shall continue to maintain the qualified status of such Pension Plans, and all contributions to Pension Plans which Borrower or any member of the Controlled Group is obligated to make shall be timely made when due, unless the failure to do so would not have a Material Adverse Effect.  Borrower may not, and Borrower will not permit any Controlled Group member to, incur any liability to the Pension Benefit Guaranty Corporation, the incurrence of which could reasonably be expected to have a Material Adverse Effect.

Section 10.13         Solvency.  Borrower will continue to be Solvent.

Section 10.14         Property Insurance.  Borrower will insure all of its real and personal property, including the Loan Collateral, against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other extended coverage hazards in such amounts as are customary in Borrower’s industry and under policies by insurers reasonably acceptable to Bank.  The policies or a certificate thereof signed by the insurer evidencing that such insurance coverage is in effect for periods of not less than one year (as measured from the date of renewal)  shall be delivered to Bank within five (5) Business Days after the issuance of the policies to Borrower and after each renewal thereof.  All premiums thereon shall be paid by Borrower when due so as to keep such insurance in full force and effect at all times.  Each such policy shall name Bank as loss payee and, as appropriate, mortgagee under a New York standard mortgagee clause or other similar clause acceptable to Bank and shall provide that such policy may not be amended or canceled without thirty (30) days prior written notice to Bank.  If Borrower fails to do so, Bank may (but shall not be required to) procure such insurance and charge the cost to Borrower’s loan account as part of the Obligations payable on demand and secured by the Loan Collateral.

Section 10.15         Liability Insurance.  Borrower will, at all times, maintain in full force and effect such liability insurance with respect to its activities and business interruption, product liability and other insurance as is customary in Borrower’s industry, such insurance to be provided by insurer(s) reasonably acceptable to Bank.  Such insurance shall name Bank as an additional insured containing a severability of interest/cross-liability endorsement acceptable to Bank.

Section 10.16         Mergers; Acquisitions.  Borrower will not merge or consolidate or be merged or consolidated with or into any other Person, or otherwise reorganize, liquidate or wind-up or dissolve itself; provided, however, that any wholly-owned Subsidiary of Borrower may be merged with or liquidated into Borrower (if Borrower is the surviving company) or any other wholly-owned Subsidiary of Borrower.  Except for Permitted Acquisitions (defined below), Borrower will not (a) purchase or otherwise acquire (i) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division or (ii) any partnership, joint venture or limited liability company interest in or with any Person or (b) purchase the securities of, create, invest in, or form any Person (including a Subsidiary).  For purposes hereof, “Permitted Acquisition” means any proposed acquisition by Borrower of any Capital Stock or other equity interests in another business entity, or of any substantial amount of the assets of another business entity; provided, that:

(a)           such business entity must be a domestic corporation, limited liability company or partnership, and following such acquisition Borrower remains in substantially the same line of business as conducted by it as of the Closing Date;

(b)           prior to and after giving effect to such acquisition and the incurrence of any Indebtedness in connection therewith, (i) no Triggering Event will have occurred and be continuing and (ii) the Borrower will be in compliance with all other terms and conditions contained in this Agreement;

(c)           for any acquisition through the purchase of the Capital Stock or other equity interests of a Person whereby such Person is an Affiliate of the Borrower after giving effect to such acquisition, the Borrower causes such Person to become a guarantor hereunder by executing and delivering a guaranty, a security agreement and such other documents required by the Bank, each in form and substance acceptable to the Bank;

(d)           all Indebtedness (other than to the Bank) incurred in connection with such proposed acquisition is on terms acceptable to the Bank and is subordinated, in both right of payment and collateral security, to the Loans and other Obligations hereunder on terms acceptable to the Bank in its sole and absolute discretion; and

(e)           any assets acquired in connection with a Permitted Acquisition will not be included within the Borrowing Base unless and until all of the conditions and requirements contained within the definition of Eligible Receivables and Eligible Inventory (as applicable) have been fully satisfied and, if required by the Bank, a collateral audit of such assets satisfactory to the Bank shall have been completed.

Section 10.17         Investments.  Borrower will not, and will not permit any Subsidiary to, make any Investment in any Person (other than in Borrower’s ordinary course of business pursuant to Borrower’s deferred compensation plan), whether payment therefor is made in cash or Capital Stock of Borrower or any Subsidiary, or deposit with a financial institution except Investments held in the Investment Account; provided, however, the foregoing restrictions on Investments shall not apply so long as no Triggering Event has occurred and is continuing or would be caused by such Investments.

Section 10.18         Distributions; Loans; Fees.  Borrower will not (a), following the occurrence and during the continuance of a Triggering Event, (i) declare or pay cash or stock distributions (including any return of capital) or dividends upon any of Borrower’s Capital Stock (including any preferred stock now or hereafter issued by Borrower) or (ii) make any distributions of Borrower’s assets; or (b) incur, permit, or make any loans, advances or extensions of credit to any Person, including any of Borrower’s Affiliates, officers, employees, or directors, or pay any consulting, management or directors’ fees to or for the account of any stockholder, director, officer, or other Affiliate of Borrower; except that Borrower may (x) make advances to its officers and employees with respect to expenses incurred by those officers and employees, which expenses (i) are ordinary and necessary business expenses, (ii) are reimbursable by Borrower and (iii) do not exceed, in the aggregate, $500,000 outstanding at any one time, and (y) pay cash fees to its directors which do not exceed $500,000 in the aggregate in any Fiscal Year, and (z) make equity grants to its directors under its equity compensation plans to the extent that such equity grants are consistent with Borrower’s past practice.

Section 10.19         Redemption of Stock.  Following the occurrence and during the continuance of a Triggering Event, Borrower will not voluntarily or pursuant to any contractual or other obligations, redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, any of Borrower’s Capital Stock or any other securities now or hereafter issued by Borrower (including any warrants or options for any Capital Stock of Borrower); provided, however, that the foregoing restriction shall not prevent Borrower from (a) reacquiring Capital Stock or interests therein upon the forfeiture or other lapse or termination of stock options, restricted stock unit grants or other equity incentives granted to employees or others under its incentive plans; (b) withholding shares of Capital Stock otherwise deliverable to an incentive plan participant in connection with tax withholding; (c) taking any action in connection with the normal operation of Borrower’s 401(k) plan, or (d) repurchasing any shares of its Capital Stock pursuant to any rescission offer Borrower may ultimately make as contemplated by footnote 10 to Borrower’s Form 10-Q for the quarter ended June 30, 2009, it being expressly understood and agreed that to the extent any Loan proceeds are used to repay or repurchase any Convertible Debt or Capital Stock of Borrower, (a) the stated capital of the corporation will be reduced by the par value of such repaid or repurchased Convertible Debt or Capital Stock and it will be marked “cancelled and retired”, and (b) Borrower will retire such repaid or repurchased Convertible Debt or Capital Stock and will not keep it as treasury stock.

Section 10.20         Stock Rights.  Borrower will not (a) change the rights or obligations associated with, or the terms of, any class of Capital Stock now issued by Borrower or (b) issue any new class of Capital Stock of Borrower, in each case without the prior written consent of the Bank; which consent shall not unreasonably be withheld if such change or issuance would not result in a Change in Control.

Section 10.21         Capital Structure; Fiscal Year.  Borrower will not make any change in (a) Borrower’s capital structure (except as permitted by Sections 10.19 and 10.29) or (b) any of Borrower’s business objectives, purposes and operations which could reasonably be expected to have a Material Adverse Effect.  Borrower will not change its Fiscal Year.

Section 10.22         Affiliate Transactions.  Borrower will not enter into, or be a party to, any transaction with any of Borrower’s Affiliates, except transactions (a) in the ordinary course of business pursuant to the reasonable requirements of Borrower’s business and (b) upon terms which are no less favorable to Borrower than Borrower could obtain in a comparable arm’s length transaction with a Person who is not Borrower’s Affiliate; provided, however, Borrower may not (i) extend credit to, or have amounts owing from, its Affiliates or (ii) pay in whole or in part any Indebtedness of Borrower to any Affiliate other than (A) payments in respect of Convertible Debt due to Affiliates to the extent expressly permitted by the Convertible Debt Documents and Section 10.29; (B) trade payables due to Affiliates incurred in accordance with the requirements of this Section 10.22l; (C) payments of regular cash and equity compensation and grants relating thereto to officers and directors of Borrower; (D) payments and advances pursuant to Borrower’s governing documents and indemnity or similar contracts or agreements with officers and directors and former officers and directors of Borrower; and (E) reimbursements payable to Haverford Valley, L.C. and its affiliates for reimbursement of travel arrangements incurred by Borrower’s executives on Borrower business.

Section 10.23         Operating Accounts.  At all times until the Obligations are fully paid and satisfied, Borrower will maintain its primary operating accounts with Bank.

Section 10.24         Sale of Assets.  Borrower will not sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise (including by a sale-leaseback transaction), any of its assets, including the Loan Collateral except: (a) the sale of Inventory in the ordinary course of business; provided, however, a sale in the ordinary course of business will not include a transfer in total or partial satisfaction of Indebtedness in excess of $10,000, and (b) the sale of any item of Equipment for cash in an arm’s-length transaction having a fair market value of less than $500,000 provided that in any 12 month period the total amount of Equipment sold by Borrower may not exceed an aggregate fair market value equal to $1,000,000.  Following the occurrence and during the continuance of a Triggering Event, all of the proceeds from any disposition of any Equipment will be delivered to Bank to be applied by Bank to the repayment of the then outstanding Obligations in any order that Bank may elect in its discretion exercised in a commercially reasonable manner.

Section 10.25         Intervention by Governmental Authority.  Borrower will not permit to occur any seizure by, or the vesting of or intervention by or under the jurisdiction of, any Governmental Authority by which Borrower’s management is displaced or its authority in the conduct of its business is materially curtailed.

Section 10.26         Levy Against Loan Collateral.  Borrower will not permit (a) any attachment or distraint of any of the Loan Collateral to occur, or (b) any of the Loan Collateral to become subject, at any time, to any mandatory court order or other legal process, in either of clause (a) or (b) in excess of $25,000.

Section 10.27         Judgments.

(a)           Outside of a Triggering Event.  Borrower will not permit any judgment or award to be rendered against it (i) (1) which if all such judgments in the aggregate (in excess of any available insurance coverage, as determined by Bank in its discretion exercised in a commercially reasonable manner, in effect to satisfy such judgments or awards for which the insurer has admitted in writing its liability for the full amount thereof) were paid in full by Borrower would cause a Triggering Event or (2) which has a Material Adverse Effect (regardless of monetary amount or insurance coverage), and (ii) which has not been vacated, discharged or stayed within 10 days of the entry thereof.

(b)           During a Triggering Event.  Following the occurrence and during the continuance of a Triggering Event, Borrower will not permit any judgment or award to be rendered against it (i) (1) in excess of $100,000 (or any number of judgments or awards in excess of $250,000 in the aggregate) of any available insurance coverage, as determined by Bank in its discretion exercised in a commercially reasonable manner, in effect to satisfy such judgments or awards for which the insurer has admitted in writing its liability for the full amount thereof or (2) which has a Material Adverse Effect (regardless of monetary amount or insurance coverage), and (ii) which has not been vacated, discharged or stayed within 10 days of the entry thereof.

Section 10.28         Financial Covenants.  Borrower will observe, perform and comply with all of the financial covenants contained in Schedule 10.28 (collectively, the “Financial Covenants”).

Section 10.29         Payments on and Changes to Convertible Debt.

(a)           Payments on Convertible Debt.  Borrower will not (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any Convertible Debt except regularly scheduled interest payments to the extent, and in the manner, expressly permitted by the Convertible Debt Documents or (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Convertible Debt except, so long as no Triggering Event has occurred and is continuing or would be caused thereby, Borrower may repurchase Convertible Debt so long as that to the extent any Loan proceeds are used to repay or repurchase any Convertible Debt or Capital Stock of Borrower, (a) the stated capital of the corporation will be reduced by the par value of such repaid or repurchased Convertible Debt or Capital Stock and it will be marked “cancelled and retired”, and (b) Borrower will retire such repaid or repurchased Convertible Debt or Capital Stock and will not keep it as treasury stock.

(b)           Changes to Convertible Debt Terms or Documents.  Borrower will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to (i) any of the pricing or payment terms (including, principal, interest or premium provisions) of or applicable to, or the provisions governing the priority of or security for the payment and performance of the obligations under or applicable to, or acceleration, termination, or default provisions of or applicable to, the Convertible Debt or any of the Convertible Debt Documents or (ii) any other material term of or applicable to any of the Convertible Debt Documents.  For purposes of this Section 10.29, “material” means any modification, waiver, or amendment of the Convertible Debt or any of the Convertible Debt Documents, which, in the judgment of Bank exercised in a commercially reasonable manner, could (a) adversely affect any of Bank’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Bank’s security interest in or other Lien on the Loan Collateral (including the priority of Bank’s interests) or (b) create or result in a Default or Event of Default.

Section 10.30         Aggregate Balance of Cash Collateral Account and Investment Account.  Borrower will at all times maintain the balance of (a) the Cash Collateral Account and (b) Acceptable Investments in the Investment Account in an aggregate amount not less than the Total Facility Amount.  The Investment Account shall be subject to the Loan Documents, including without limitation a control agreement or similar arrangement under which Bank will have the sole right of withdrawal with respect to any withdrawal that would reduce the balance of Acceptable Investments in the Investment Account to an amount less than the Total Facility Amount.

ARTICLE XI

EFFECTIVE DATE; TERMINATION

Section 11.1           Effective Date and Termination Date.  This Agreement, after it is executed by Borrower, shall be effective upon the date upon which it is signed by Bank.  Unless this Agreement is terminated earlier under Sections 11.3 or 11.4, this Agreement shall terminate on the Stated Termination Date.

Section 11.2           [Intentionally omitted.]

Section 11.3           Voluntary Termination by Borrower.  Borrower may terminate this Agreement (a) by giving Bank written notice (“Termination Notice”) of the date on which this Agreement is to terminate (“Voluntary Termination Date”) at least thirty (30) days before the Voluntary Termination Date, and (b) by paying on any such Voluntary Termination Date (i) all of the Obligations and (ii) as

compensation to Bank for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee in amounts as set forth below:

Voluntary Termination Date	Termination Fee

On or Before October 2, 2010	1.00% of the Regular Advance Facility Amount

After October 2, 2010 but on or before
October 2, 2011	0.75% of the Regular Advance Facility Amount

provided, however, that no termination fee shall be due if:

(A)          the Voluntary Termination Date occurs during the period of thirty (30) calendar days prior to the Stated Termination Date;

(B)           the Borrower pays Obligations during the period of fifteen (15) calendar days after Borrower’s receipt of Bank’s notice of intent to assign the Loan Documents pursuant to Section 15.5 of this Agreement; or

(C)           the revolving loan facility evidenced hereby is refinanced by the Bank or an Affiliate of the Bank, or by a syndicate of lenders with respect to which the Bank or an Affiliate of the Bank is the lead agent.

Section 11.4           Acceleration Upon Termination.  Upon the effective date of termination under Sections 11.1, 11.3, or 13.1 (the “Facility Termination Date”), (a) all Loans and all other Obligations will automatically and immediately become due and payable, and (b) Bank’s obligations under this Agreement and the other Loan Documents arising on and after that effective date of termination will automatically terminate immediately, without notice or demand, which Borrower hereby expressly waives.

Section 11.5           Borrower Remains Liable.  Notwithstanding any termination of this Agreement, until all of the Obligations have been fully performed, paid and satisfied, Borrower shall remain liable for the full and prompt performance and payment of the Obligations and the indemnification set forth in Sections 15.8 and 15.11, and Bank shall retain all of its rights and privileges under the Loan Documents, including the retention of its Liens on and interest in and to all of the Loan Collateral until all of the Obligations have been fully performed, paid and satisfied.

ARTICLE XII

EVENTS OF DEFAULT

Section 12.1           Events of Default.  Each of the following events, whether or not caused by or within the control of Borrower, will constitute an “Event of Default” under this Agreement:

(a)           Borrower does not pay (i) any principal of the Obligations owing from Borrower to Bank when due in accordance with the terms hereof or (ii) any interest, charge, expense, fee or any other Obligations hereunder owing from Borrower to Bank within 3 Business Days after such amount becomes due and payable in accordance with the terms hereof, including any amounts required to be paid to Bank under Section 2.6;

(b)           (i) Borrower does not observe, perform, or comply with any of the Financial Covenants, (ii) any of the Loan Documents cease, for any reason, to be in full force and effect, or Borrower or any other Person which is a party to any of the Loan Documents so asserts in writing, (iii) any of the Liens created by any of the Loan Documents ceases to be enforceable in accordance with its terms, or (iv) any Loan Document ceases to be effective to grant perfected Liens on the collateral described therein with the priority purported or warranted to be created thereby;

(c)           Borrower does not observe, perform, or comply in all material respects with any term or provision of this Agreement or of any of the other Loan Documents (exclusive of those defaults covered by the other clauses of this Section 12.1), subject to Section 12.2, if applicable;

(d)           (i) all or any of Borrower’s Capital Stock is delisted from the NASDAQ stock exchange or (ii) at any time after the date hereof, Borrower fails to timely file with the Securities and Exchange Commission periodic and current reports (other than Securities and Exchange Commission Form 10-Q filed by Borrower for the Fiscal Quarter ended September 30, 2009) that are in material compliance with the requirements of the Exchange Act; provided, however, that the failure to timely file any current report shall not constitute a violation of this Section 12.1(d) if (A) the report is one for which a failure to timely file does not affect eligibility for the use of Securities and Exchange Commission Form S-3, and (B) the information required to be reported in the current report is reported within the time permitted by the safe harbor provision for such filing;

(e)           Any representation, warranty or statement made by, or on behalf of Borrower, (i) in this Agreement, in connection with this Agreement, in connection with any transaction relating to this Agreement or in any of the other Loan Documents was false in any material respect, in the good faith judgment of Bank, when made or furnished or when deemed to have been made or furnished, or (ii) to induce Bank to make any Loan was false in any material respect, in the good faith judgment of Bank, when made or furnished or when deemed to have been made or furnished;

(f)            Borrower: (i) is, as of any date, not Solvent, (ii) becomes generally unable to pay its debts as they become due, (iii) makes a general assignment for the benefit of creditors, or (iv) calls a meeting of creditors for the composition of debts; or the Board of Directors of Borrower (or any committee thereof) adopts a resolution authorizing or has otherwise authorized the actions described in subitems (iii) or (iv) of this clause (f);

(g)           (i) There is filed by Borrower any case, petition, proceeding or other action (“Bankruptcy Case”) under any existing or future bankruptcy, insolvency, reorganization, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction (“Insolvency Law”), (ii) an involuntary Bankruptcy Case (“Involuntary Proceeding”) is commenced against Borrower under any Insolvency Law and the Involuntary Proceeding is not controverted within 10 days, or is not dismissed within 60 days, after the commencement of the Bankruptcy Case, or (iii) a custodian, receiver, trustee, sequestrator, or agent is appointed or authorized to take charge of any of Borrower’s properties; (the occurrence of any event described in the foregoing subparagraphs (i), (ii), or (iii), a “Borrower Bankruptcy Event”);

(h)           Bank determines that a Material Adverse Effect has occurred, subject to Section 12.2, if applicable;

(i)            There is enacted any legislation (federal, state or local) which allows any Person to obtain a Lien on any material part of the Loan Collateral which is superior to the Liens and interests of Bank on and in such part of the Loan Collateral;

(j)            Following the occurrence and during the continuance of a Triggering Event, there occurs an uninsured casualty loss with respect to any of the Loan Collateral having an aggregate fair market value of greater than $250,000;

(k)           Any default occurs under the terms applicable to any Indebtedness of Borrower in an aggregate amount exceeding $1,000,000 which represents any borrowing or financing from, by or with any Person;

(l)            A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA and such contribution failure continues without remedy for a period of 15 Business Days after the Borrower learns of such contribution failure;

(m)          There is instituted against Borrower any criminal proceeding for which forfeiture of any asset is a potential penalty, or Borrower is enjoined, restrained or in any way prevented by order of any Governmental Authority from conducting any material part of its business affairs and such order is not completely stayed, to the satisfaction of Bank, or dissolved within five (5) Business Days from the effective date of such order;

(n)           Borrower shall voluntarily dissolve or cease to exist, or any final and nonappealable order or judgment shall be entered against Borrower decreeing its involuntary dissolution;

(o)           There occurs a Change of Control;

(p)           The audit report required pursuant to Section 8.7 is not an unqualified audit report;

(q)           Borrower or any of its Subsidiaries discovers, identifies, is given notice by any Person, or otherwise has knowledge of (i) the existence of any Environmental Liability or (ii) any one or more Releases of Hazardous Substances on, about or affecting a Borrower’s Facility or Borrower’s business operations, which, by itself or in the aggregate, will or could reasonably be estimated to subject Borrower to indebtedness, liability, or obligations in excess of $250,000 during the term of this Agreement;

(r)            There occurs a default or event of default (however denominated) by Borrower under the terms of the Borrower’s agreement(s) with Paymentech; or

(s)           There occurs a Convertible Debt Default.

Each Event of Default will be deemed continuing until it is waived in writing by, or cured to the written satisfaction of, Bank.

Section 12.2           Cure Periods.

(a)           Subject to the provisions of Section 12.2(b),

(i)            an event or condition of the type described in clause (c) of Section 12.1 (exclusive of a default arising solely by virtue of noncompliance with Sections 8.2, 8.3, 8.4 or, insofar as insurance coverage is no longer in effect, Sections 10.14 or 10.15) will be considered an Event of Default for purposes of this Agreement only if Borrower fails to cure the default within fifteen (15) days after the earlier of (x) the date on which a Responsible Officer of the Borrower has knowledge of the existence of such event or condition or (y) the date on which Bank notifies Borrower of the existence of such event or condition; provided, however, if a period of cure is provided for in any of the other Loan Documents with respect to a default under such other Loan Documents, the period of cure set forth in this Section 12.2(a)(i) will not be applicable to such default; and

(ii)           an event or condition of the type described in Section 12.1(h) will be considered an Event of Default for purposes of this Agreement only if (A) Bank shall have first given written notice thereof to Borrower, and (B) either (x) Borrower shall fail, within fifteen (15) days after the delivery of such notice from Bank, to deliver a business plan to Bank which, to Bank’s sole satisfaction, shall provide an acceptable means to cure such default or (y) Borrower fails to cure such default to Bank’s sole satisfaction within fifteen (15) days after Bank gives Borrower written approval of such business plan.  Nothing in this Section 12.2(a)(ii), however, obligates Bank under any circumstances to support any business plan proposed by Borrower, consider any more than the original business plan proposed by Borrower, or consider any business plan proposed by Borrower if any other Default or Event of Default has occurred or then exists.

(b)           Section 12.2(a) will not be applicable with regard to (i) any Event of Default which by its nature is not susceptible of cure (including, without limitation, any violation of the Financial Covenants), (ii) an Event of Default if, within the 12 calendar months immediately preceding the occurrence of such default, Borrower has previously breached the same provision of this Agreement, or (iii) any Event of Default, as a result of which, Bank believes, in good faith, that there exists an immediate and material risk, threat, or danger to the value of the Loan Collateral, Bank’s interests in the Loan Collateral, or the collectibility of the Obligations.

ARTICLE XIII

BANK’S RIGHTS AND REMEDIES

Section 13.1           Acceleration.  Upon the occurrence of any Event of Default, in addition to all other rights and remedies provided in the Loan Documents or available at law or in equity, Bank, without further notice or demand but subject to Section 12.2 and as provided in clause (a) of this Section 13.1:

(a)           may declare the Loans and all other Obligations to be immediately due and payable (except that with respect to any Event of Default under Section 12.1(f) or (g), such acceleration of the Loans shall be automatic),

(b)           to the extent that the maximum amount of the Loans has not yet been used or fully drawn on by Borrower, may terminate the undrawn amount thereof,

(c)           may terminate this Agreement, and

(d)           will have all rights to realize upon, and exercise its rights with respect to, the Loan Collateral pursuant to this Agreement and the other Loan Documents, and as otherwise provided by applicable law.

Bank’s rights and remedies under this Agreement shall be cumulative and not exclusive of any other right or remedy which Bank may have.

Section 13.2           Fees and Expenses.  Borrower shall pay to Bank, immediately and as part of the Obligations, all reasonable costs and expenses, including court costs, Attorneys’ Fees and costs of sale, incurred by Bank in exercising any of its rights or remedies under the Loan Documents.

Section 13.3           [Intentionally omitted.]

ARTICLE XIV

[INTENTIONALLY OMITTED.]

ARTICLE XV

GENERAL

Section 15.1           Severability.  If any term of this Agreement is found invalid under Minnesota law or laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Agreement and will not invalidate the remaining terms of this Agreement.

Section 15.2           Governing Law.  THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT MINNEAPOLIS, MINNESOTA.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA (WITHOUT REFERENCE TO MINNESOTA CONFLICTS OF LAW PRINCIPLES).

Section 15.3           JURISDICTION; VENUE; SERVICE OF PROCESS.  AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER AND BANK AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT, THE VALIDITY OR PERFORMANCE OF ANY LOAN DOCUMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN BORROWER AND BANK, AND WITHOUT LIMITATION ON THE ABILITY OF BANK, ITS SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE LOAN COLLATERAL AND TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT OF THE OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT MINNEAPOLIS, MINNESOTA.  BANK AND BORROWER EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT MINNEAPOLIS, MINNESOTA HAVING JURISDICTION OVER THE SUBJECT MATTER (AGREES THAT SUCH COURT SHALL HAVE EXCLUSIVE JURISDICTION AND VENUE OVER THE APPLICABLE ACTION, SUIT OR PROCEEDING, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWER AND BANK AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 15.9 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF MINNESOTA.  BORROWER WAIVES ANY OBJECTION

BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

Section 15.4           Survival and Continuation of Representations and Warranties.  All of Borrower’s representations and warranties contained in this Agreement shall (a) survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, (b) be deemed to be made as of each and every day of the term of this Agreement, and (c) remain true until the Obligations are fully performed, paid and satisfied, subject to such changes as may not be prohibited hereby, do not constitute Defaults or Events of Default hereunder, and have been consented to by Bank in writing.

Section 15.5           Assignment; Bank Affiliates.  Bank shall have the right, upon 15 calendar days prior written notice to the Borrower, to assign this Agreement and the other Loan Documents to any Person, other than the Persons listed on Schedule 15.5 and any Affiliates of such Persons.  Borrower may not assign, transfer or otherwise dispose of any of its rights or obligations hereunder, by operation of law or otherwise, and any such assignment, transfer or other disposition without Bank’s written consent shall be void.  All of the rights, privileges, remedies and options given to Bank under the Loan Documents shall inure to the benefit of Bank’s successors and assigns, and all the terms, conditions, covenants, provisions and warranties herein shall inure to the benefit of and bind the permitted successors and assigns of Borrower and Bank, respectively.  Bank may from time to time provide any information Bank may have about Borrower or about any matter relating to this Agreement or the other Loan Documents to U.S. Bancorp or any of its Affiliates or their successors.

Section 15.6           Bank’s Additional Rights Regarding Loan Collateral.  In addition to its other rights and remedies under the Loan Documents, Bank may, in its discretion exercised in a commercially reasonable manner, following the occurrence of any Event of Default: (a) exchange, enforce, waive or release any Loan Collateral or portion thereof, (b) apply the proceeds of the Loan Collateral against the Obligations and direct the order or manner of the liquidation thereof (including any sale or other disposition) as Bank may, from time to time, in each instance determine, and (c) settle, compromise, collect or otherwise liquidate any such security in any manner without affecting or impairing its right to take any other further action with respect to any security or any part thereof.

Section 15.7           Application of Payments; Revival of Obligations.  Bank shall have the continuing right to apply or reverse and reapply any payments to any portion of the Obligations then due.  To the extent Borrower makes a payment or payments to Bank or Bank receives any payment or proceeds of the Loan Collateral or any other security for Borrower’s benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment or proceeds had not been received by Bank.

Section 15.8           Fees and Expenses.  (i)  Borrower shall reimburse Bank for all reasonable costs, fees, expenses and obligations incurred by Bank or for which Bank becomes obligated (“Expenses”) in connection with, arising out of, or related to:

(a)           the entering into, negotiation, preparation, closing, administration, and enforcement of this Agreement or any of the other Loan Documents and any of Bank’s rights hereunder and thereunder;

(b)                                 any Loans or advances made by Bank hereunder;

(c)                                  any transaction contemplated by this Agreement or the other Loan Documents;

(d)                                 any inspection, audit, appraisal, or verification of the Loan Collateral or Borrower (Bank currently charges, in addition to any field examination fee that may be provided pursuant to the terms of this Agreement, $850 per diem based on an 8 hour day plus reasonable out-of-pocket expenses per auditor or field examiner for the services of its auditors and field examiners and a potentially greater amount if the auditor is not a Bank employee); provided, however, Bank shall not seek reimbursement from Borrower for more than one periodic, repeat audit (i.e., exclusive of any new business audit) per calendar year undertaken (including of the Loan Collateral) so long as a Triggering Event has not occurred; provided further that the foregoing limitation on annual audits shall not limit Borrower’s obligation to pay for annual Inventory appraisals under Section 8.4 above (regardless of whether a Triggering Event has occurred or is existing);

(e)                                  any liability under Section 3505 of the Internal Revenue Code and all other local, state and federal statutes of similar import; and

(f)                                    with respect to any or all of (i) administrating the Loans during the continuance of any Event of Default, (ii) enforcing any Obligation or in foreclosing against any of the Loan Collateral or exercising or enforcing any other right or remedy available by reason of any Event of Default, (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iv) commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower and related to or arising out of the transactions contemplated hereby or by any of the Loan Documents, (v) taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise), (vi) protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Loan Collateral, or (vii) attempting to enforce or enforcing any Lien on or security interest in any of the Loan Collateral or any other rights under the Loan Documents.

(i)                                     The Expenses (i) will include Attorneys’ Fees and fees of other professionals, all lien search and title search fees, all filing and recording fees and all reasonable travel expenses and (ii) are part of the Obligations, payable upon Bank’s demand, and will be secured by the Loan Collateral.

(ii)                                  The Obligations described under this Section 15.8 shall survive any termination of this Agreement.

Section 15.9                                Notices.  Any notice required, permitted or contemplated hereunder shall be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder, and shall be deemed validly given (i) three days following deposit in the U.S. certified mails (return receipt requested), with proper postage prepaid, or (ii) the next Business Day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement satisfactory with such carrier, made for the payment thereof, or (iii) upon receipt of notice given by telecopy (fax), mailgram, telegram, telex or personal delivery:

To Bank:	U.S. Bank National Association
Asset Based Finance

Mail Code EP-MN-H04B
800 Nicollet Mall
Minneapolis, MN 55402-7020
Attention: Ron Giblin
Telecopy No.: (612) 303-3514

To Borrower:	Overstock.com, Inc.
6350 South 3000 East
Salt Lake City, UT 84121
Attention: Senior Vice President, Finance
Telecopy No.: (801) 453-7798

with a copy to:	Overstock.com, Inc.
6350 South 3000 East
Salt Lake City, UT 84121
Attention: General Counsel
Telecopy No.: (801) 947-3114

Section 15.10                          Electronic Communication.  Bank may, in its discretion, elect, from time to time, to receive certain information, including reports, otherwise required by the terms of this Agreement or the other Loan Documents (“Reports”) from Borrower via electronic mail transmission (“e-mail”).  Bank will designate from time to time its e-mail address to Borrower (the “Bank E-mail Address”).  All e-mail transmissions of Reports from Borrower shall contain the information as specified in this Agreement, shall be formatted or displayed in a manner and order substantially similar to that shown in this Agreement or otherwise required by Bank and shall conform to the specifications described in this Agreement.  Borrower will be solely responsible for the confidentiality of the contents of e-mail transmissions during transmission to the Bank E-mail Address.  Borrower will be responsible for the accuracy of all information provided to Bank via e-mail transmission to the Bank E-mail Address, and any information so received by Bank will be deemed to have been submitted by and received from Borrower.  In the event of a failure of the transmission of the Reports, it is the responsibility of Borrower to transmit the contents of any pending transmission to Bank using an alternative method which is timely and in accordance with this Agreement.  Borrower agrees that, by sending Bank the Reports via e-mail transmission, Borrower is certifying the truthfulness and accuracy in all material respects of the Reports submitted each and every time Borrower sends Bank the Reports.  Borrower further agrees that, on each occasion when Borrower sends Bank e-mail transmissions containing Reports, Borrower is warranting and representing to Bank the truthfulness and accuracy in all material respects of the representations and warranties relevant to that Report set forth in the relevant Loan Document.  Borrower consents to and represents that it is Borrower’s intent that by Borrower’s insertion of Borrower’s name in the subject line of the transmitting e-mail, or on the Reports (including the header and/or the certification line), Borrower intends such to constitute a legally binding and enforceable signature of Borrower, and in all aspects the legal equivalent of the manual handwritten signature of an authorized officer of the Borrower.

Section 15.11                          Indemnification.  In consideration of the execution and delivery of this Agreement by Bank and the making of any Loan hereunder, Borrower hereby indemnifies, exonerates and holds Bank and each of its officers, directors, employees, Affiliates, and agents (collectively the “Indemnified Parties” and, individually, as “Indemnified Party”) free and harmless from and against any and all actions, causes of action, suits, demands, investigations, obligations, judgments, losses, costs, liabilities, damages, and expenses (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including Attorneys’ Fees and disbursements (the “Indemnified Liabilities”), which are incurred by, accrued, asserted, made or brought against, charged to, or recoverable from the Indemnified Parties or any of them as a result of, or arising out of, or relating to, or as a direct or indirect result of:

(a)                                  any transaction financed or to be financed in whole or in part or directly or indirectly with the proceeds of any Loan;

(b)                                 the entering into and performance of this Agreement and the other Loan Documents by any of the Indemnified Parties;

(c)                                  any breach by Borrower of any term, provision, representation, warranty or covenant of this Agreement or the other Loan Documents;

(d)                                 any Environmental Law, regardless of whether or not caused by, or within the control of, Borrower; or

(e)                                  any Remittance deposited in the Special Account which is dishonored or returned unpaid for any reason;

except to the extent that the Indemnified Liability is caused by or results from the gross negligence or willful misconduct of the Indemnified Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, except to the extent that such Indemnified Liabilities have arisen by reason of an Indemnified Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  The Obligations described under this Section 15.11 will survive any termination of this Agreement and shall be due and payable on demand.

Section 15.12                          Additional Waivers by Borrower.  Borrower waives presentment and protest of any instrument and notice thereof, and, except as expressly provided in the Loan Documents, demand, notice of default and all other notices to which Borrower might otherwise be entitled.  Borrower shall also disclaims and agrees not to assert any claim against Bank on any theory of liability for consequential, special, indirect or punitive damages.

Section 15.13                          Equitable Relief.  Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Bank; therefore, Borrower agrees that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 15.14                          Entire Agreement.  This Agreement and the other Loan Documents set forth the entire agreement of the parties with respect to its subject matter and supersede all previous understandings, written or oral, in respect thereof.  Any request from time to time by Borrower for Bank’s consent under any provision in the Loan Documents must be in writing, and any consent to be provided by Bank under the Loan Documents from time to time must be in writing in order to be binding on Bank; provided, however, Bank will have no obligation to provide any consent requested by Borrower, and Bank may, for any reason in its discretion exercised in a commercially reasonable manner, elect to withhold the requested consent.  Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  Any documents delivered by, or on behalf of,  Borrower by fax transmission (a) may be relied on by Bank as if the document were a manually signed original and (b) will be binding on Borrower for all purposes of the Loan Documents.

Section 15.15                          Headings.  Section headings in this Agreement are included for convenience of reference only and shall not relate to the interpretation or construction of this Agreement.

Section 15.16                          Cumulative Remedies.  The remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law.  Exercise of one or more remedy(ies) by Bank does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy.  If there is any conflict, ambiguity, or inconsistency, in Bank’s judgment, between the terms of this Agreement or any of the other Loan Documents, then the applicable terms and provisions, in Bank’s judgment, providing Bank with greater rights, remedies, powers, privileges, or benefits will control.

Section 15.17                          Waivers and Amendments in Writing.  Failure by Bank to exercise any right, remedy or option under this Agreement or in any Loan Document or delay by Bank in exercising the same shall not operate as a waiver by Bank of its right to exercise any such right, remedy or option.  No waiver by Bank shall be effective unless it is in writing and then only to the extent specifically stated.  This Agreement cannot be amended, modified, changed or terminated orally.

Section 15.18                          Recourse to Directors or Officers.  The obligations of Bank under this Agreement are solely the corporate obligations of Bank.  No recourse shall be had for the payment of any amount owing in respect to this Agreement or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, or director of Bank.

Section 15.19                          WAIVER OF JURY TRIAL.  AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER AND BANK EACH WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT OR ANY LOAN DOCUMENT, ANY BORROWING HEREUNDER OR THE RELATIONSHIP BETWEEN BORROWER AND BANK.

Section 15.20                          Patriot Act Notice.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each party who opens an account.  Bank will ask each party to a financial transaction their name, address and other information that will allow bank to identify such party.  Bank may also ask to see other documents that substantiate a party’s identity.

Section 15.21                          Advertising.  With Borrower’s consent (which consent will not be unreasonably withheld, conditioned or delayed), Bank is authorized and permitted to use Borrower’s name and logo, and to disclose Borrower’s transaction with Bank, in connection with any advertising program to be conducted by Bank (which program may include so-called “tombstone” advertisements, in various formats, in one or more publications selected by Bank).  Borrower agrees that Bank, its affiliates and advertising agent, and their respective employees, shall have no liability to Borrower in connection with any use or disclosure contemplated by the preceding sentence.

Section 15.22                          Agreement Jointly Drafted.  The parties agree that this Agreement shall not be construed against any party to the Agreement on the grounds that such party drafted this Agreement, but shall be construed as if all parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not on such grounds be interpreted against any one party.

Section 15.23                          Advice of Counsel Obtained.  Each of the parties acknowledges and represents that it has had the opportunity to consult with legal, financial, and other professional advisors as it deems appropriate in connection with its consideration and execution of this Agreement.  Each undersigned party further represents and declares that in executing this Agreement, it has relied solely upon its own judgment, belief and knowledge, and the advice and recommendation of its own professional advisors, concerning the nature, extent and duration of its rights, obligations and claims; that it has reviewed its records, evaluated its position and conducted due diligence with regard to all rights, claims or causes of action whatsoever with respect to any and all other parties; and that it has not been influenced to any extent whatsoever in executing this Agreement by any representations or statements made by the other party or its representatives, except those expressly contained herein.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

BORROWER:

OVERSTOCK.COM, INC.,
a Delaware corporation

By:	/s/ Jonathan E. Johnson III
Name:	Jonathan E. Johnson III
Title:	President

BANK:

U.S. BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Ronald Giblin
Name:	Ronald Giblin
Title:	Vice President

[Signature page to Financing Agreement]

SCHEDULE 10.28

Financial Covenants

Section 1.                                            Capital Expenditures.  Following the occurrence of a Triggering Event, Borrower will not make capital expenditures (including expenditures for fixed assets, leases, maintenance, or repairs capitalized or required, in accordance with GAAP consistently applied, to be capitalized on Borrower’s books by purchase, lease-purchase agreement, option or otherwise) in a total amount that exceeds $20,000,000 in the aggregate during any Fiscal Year in which such Triggering Event has occurred or is continuing, commencing with the Fiscal Year ending on December 31, 2009.  For avoidance of doubt, it is understood and agreed that, immediately upon the occurrence of a Triggering Event and at any time during the continuance thereof, Bank may test Borrower’s compliance with this Section 1 for the Fiscal Year in which such Triggering Event occurred or is continuing based on the most recent financial statements delivered by Borrower to Bank pursuant to Sections 8.5 and 8.7 of this Agreement.

Section 2.                                            Minimum Fixed Charge Coverage Ratio.  Following the occurrence  and during the continuance of a Triggering Event, Borrower will not permit the ratio (“Fixed Charge Coverage Ratio”) resulting from dividing Borrower’s 12 Month EBITDAR by Borrower’s Fixed Charges (as defined below) for the applicable 12 Month Period to be less than 1.10 to 1.00 as of the end of any Fiscal Quarter ending on or after December 31, 2009 (or as of the last day of the most recent 12 Month Period ended prior to the occurrence of a Triggering Event, as applicable).  For avoidance of doubt, it is understood and agreed that, immediately upon the occurrence of a Triggering Event and at any time during the continuance thereof, Bank may test Borrower’s compliance with this Section 2 for the most recent 12 Month Period ended prior to the occurrence of such Triggering Event, and for each 12 Month Period ending thereafter, based on the most recent financial statements delivered by Borrower to Bank pursuant to Sections 8.5 and 8.7 of this Agreement.

Section 3.                                            [Intentionally omitted.]

Section 4.                                            Definitions.  Capitalized terms used, but not defined, in this Schedule 10.28 have the meanings given to them in the Agreement.  For purposes of this Schedule 10.28:

“12 Month Period” means, in respect of a date as of which the applicable Financial Covenant is being calculated, the four consecutive Fiscal Quarters immediately preceding the date as of which the Financial Covenant is being calculated (i.e., a rolling four Fiscal Quarter (or 12 month) period).

“Adjusted EBITDAR” means, for the applicable 12 Month Period, the total (without duplication), in Dollars, of (all as determined in accordance with GAAP consistently applied): (a) Borrower’s EBITDAR for the applicable 12 Month Period, minus (b) the aggregate cash amount of Borrower’s income and franchise taxes paid during the applicable 12 Month Period, minus (c) Borrower’s capital expenditures made (i) within the last Fiscal Quarter of the applicable 12 Month Period and (ii) within the first three Fiscal Quarters of the applicable 12 Month Period to the extent such capital expenditures were made in a Fiscal Quarter in which a Triggering Event had occurred or was continuing, in each case exclusive of those capital expenditures made from funds borrowed by Borrower or pursuant to any capitalized lease (for purposes of this clause (c) “funds borrowed” will not include funds borrowed from Bank as a Loan), minus (d) all dividends and distributions paid in cash, and all cash paid in connection with redemptions or repurchases of any Capital Stock, by Borrower on a consolidated basis during the applicable 12 Month Period.

“EBITDAR” means, for the applicable 12 Month Period, the total (without duplication), in Dollars (all as determined in accordance with GAAP consistently applied) of Borrower’s net income before interest expense, income taxes, depreciation, amortization and rent expense for the applicable 12 Month Period.  EBITDAR, for purposes of this Schedule 10.28 and the Agreement, will (a) be calculated utilizing standard costing that approximates first-in-first-out method of cost accounting for Inventory (“FIFO”), and (b) not include any (i) gain arising from the sale of capital assets, (ii) gain arising from any write-up of assets, (iii) gain arising from the acquisition of debt securities or Capital Stock of Borrower or from cancellation or forgiveness of Indebtedness, (iv) gain or income arising from accretion of any negative goodwill, or (v) gain recognized by Borrower as earnings which relate to any extraordinary accounting adjustments or non-recurring items of income or include any amounts attributable to extraordinary gains or extraordinary items of income or any other non-operating, non-recurring gain from time to time occurring.

“Fixed Charges” means, for the applicable 12 Month Period, the total (without duplication), in Dollars, of (all as determined in accordance with GAAP consistently applied): (a) the principal amount of Borrower’s long-term debt and obligations, in each case, paid or which were scheduled to be paid during the applicable 12 Month Period (other than any principal amounts paid to Convertible Debt Creditors for the retirement of Convertible Debt to the extent such payments meet each of the following conditions: (i) such payment was made within the first three Fiscal Quarters of the applicable 12 Month Period and (ii) such payment was made in a Fiscal Quarter in which no Triggering Event had occurred or was continuing), (b) scheduled capital lease payments paid or which were scheduled to be paid during the applicable 12 Month Period, (c) Borrower’s aggregate interest expense for the applicable 12 Month Period, including interest paid on the Obligations, the Convertible Debt, Capital Lease Obligations and any other Indebtedness for the applicable 12 Month Period (including amortization of original issue discount and non-cash interest payments), and (d) aggregate rent expense of Borrower for the applicable 12 Month Period.

“12 Month EBITDAR” means Adjusted EBITDAR for the 12 Month Period for which the applicable Fixed Charge Coverage Ratio is then being determined.  “12 Month EBITDAR” will be calculated for each 12 Month Period ending as of the end of each Fiscal Quarter or Fiscal Year.

“Fiscal Quarter” means, in respect of a date as of which the applicable Financial Covenant is being calculated, any quarter of a Fiscal Year, the first Fiscal Quarter beginning on January 1 and ending on March 31, the second Fiscal Quarter beginning on April 1 and ending on June 30, the third Fiscal Quarter beginning on July 1 and ending on September 30, and the fourth Fiscal Quarter beginning on October 1 and ending on December 31.

“Fiscal Year” means Borrower’s fiscal year for financial accounting purposes, beginning on January 1 and ending on December 31.

Section 5.                                            Calculation of Financial Covenants.

(a)                                  Bank, in addition to the information contained on the financial statements submitted to Bank pursuant to Sections 8.5 and 8.7 of the Agreement, may calculate Borrower’s EBITDAR and the other specified amounts under this Schedule 10.28 (and under the other Financial Covenants contained in the Agreement) on the basis of information then available to Bank, which calculation(s) will be binding on Borrower; however, Bank will give notice to Borrower of Bank’s computations made pursuant to this Section 5 and an opportunity to provide

Bank with any additional or contrary information. Borrower must provide any additional (or contrary) information within fifteen (15) Business Days after Bank gives notice to Borrower of Bank’s computations.

(b)                                 The Financial Covenants will be based on Borrower’s financial performance unconsolidated with any other Person.